Exhibit 10.1

REVOLVER LOAN AGREEMENT

Dated as of

August 31, 2018

between and among

ENERGY RESOURCES 12, L.P. AND ENERGY RESOURCES 12 OPERATING COMPANY, LLC

collectively, the "BORROWER",

Simmons Bank,
as Administrative Agent and Letter of Credit Issuer

AND

the Lenders Signatory Party Hereto

collectively, the "LENDERS"

REVOLVER LOAN AGREEMENT

THIS REVOLVER LOAN AGREEMENT (this "Agreement"), dated effective as of August 31, 2018, is entered into between ENERGY RESOURCES 12, L.P., a Delaware limited partnership ("ELP"), and ENERGY RESOURCES 12 OPERATING COMPANY, LLC, a Delaware limited liability company ("ELLC" and together with ELP, collectively "Borrowers", and each, a "Borrower"), and SIMMONS BANK, an Arkansas banking corporation, as administrative agent for the Lenders signatory hereto, Letter of Credit Issuer, and as Agent for the signatory parties to any Intercreditor Agreement (herein defined) (the "Agent"), and the Lenders signatory parties hereto.

W I T N E S S E T H:

WHEREAS, Borrowers have requested the Lenders to severally establish a revolving line of credit facility in favor of Borrowers in the maximum principal amount of ONE HUNDRED MILLION and NO/100 DOLLARS ($100,000,000.00) (individually and collectively, the "Revolver Commitment"), subject to the Revolver Commitment Amount of each Lender and the Collateral Borrowing Base as re-determined from time to time, until the Revolver Final Maturity Date to be evidenced by Borrowers' Promissory Notes (Revolver Note) payable to the order of the respective Lenders and dated as of even date herewith in the aggregate stated face principal amount of $100,000,000.00 (as renewed, extended, rearranged, substituted, replaced, amended or otherwise modified from time to time, collectively the "Revolver Note"), and

WHEREAS, the Lenders are willing to severally establish the Revolver Commitment and make the Revolver Loan advances from time to time hereunder to Borrowers in the maximum principal amount of $100,000,000.00, subject to the Revolver Commitment Amount (initially stipulated to be $60,000,000.00 as specified on Schedule I annexed thereto) and the Collateral Borrowing Base, all upon the terms and conditions herein set forth, and upon Borrowers granting in favor of the Administrative Agent a continuing and continuous, first priority mortgage lien, pledge of and security interest for the allocable benefit of the Lenders and the Swap Counterparties, subject to any Intercreditor Agreement, in not less than 90% of Borrowers' producing oil, gas and other leasehold and mineral interests in the State of North Dakota, through March 31, 2019, and thereafter not less than 50% of such production, along with certain contract rights, all as more particularly described and defined in the Security Instruments (as hereinafter defined), as collateral and security for all Indebtedness;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

When used herein, the following terms shall have the following meanings:

"Additional Costs" shall have the meaning given in Section 2.19(c).

"Affected Loans" shall have the meaning given in Section 2.11.

"Affiliate" shall mean any Person which, directly or indirectly, controls, or is controlled by, or is under common control with, another Person and any partner, officer or employee of any such Persons. For purposes of this definition, "control" shall mean the power, directly or indirectly, to direct or in effect cause the direction of the management and policies of such Person whether by contract or otherwise.

"Agreement" shall mean this Revolver Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time.

"Applicable Margin" shall mean the Applicable Margin for LIBOR Rate Loans and Base Rate Loans, respectively, set forth at the appropriate intersection in the interest rate Pricing Grid shown below, based on the Borrowing Base Utilization as in effect from time to time:

APPLICABLE MARGIN
Level	Borrowing Base Utilization	LIBOR Rate	BASE RATE
One	Less than 25%	Plus 275 basis points	Plus 25 basis points
Two	Equal to or greater than 25% but less than 50%	Plus 310 basis points	Plus 60 basis points
Three	Equal to or greater than 50% but less than 75%	Plus 345 basis points	Plus 95 basis points
Four	Greater than or equal to 75%	Plus 375 basis points	Plus 125 basis points

Each change in the Applicable Margin resulting from a change in the Borrowing Base Utilization shall take effect on the day such change in the Borrowing Base Utilization occurs.

"Bankruptcy Event" shall mean, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or Governmental Authority having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under the Bankruptcy Code or any other applicable insolvency or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under the Bankruptcy Code or any other applicable insolvency or other similar Law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged and unbonded for a period of 60 consecutive days; or (iii) such Person shall commence a voluntary case under the Bankruptcy Code or any other applicable insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its

Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to pay or shall fail to pay, or shall admit in writing its inability to pay, its debts generally as they become due.

"Base Rate" shall mean the prime rate of interest published by the Wall Street Journal, Southwest Edition, in its Money Rates columns as the prime rate or base rate on corporate loans at large U.S. money center commercial banks or a similar rate if such rate ceases to be published. If the prime rate is no longer announced or established for any reason, the Agent may select as the alternate rate such other announced and established prime or base rate for corporate loans of the New York, New York money center bank that Agent deems in its sole discretion to be most comparable to the no longer announced or established rate.

"Base Rate Margin" shall mean the Applicable Margin for Base Rate Loans specified on the Pricing Grid.

"Base Rate Loans" shall mean Loans and loan advances that accrue interest at the Base Rate.

"Borrowing Base Utilization" shall mean (i) the sum of (a) the outstanding principal amount of Revolver Note plus (b) the aggregate face amount of all undrawn and uncancelled and unexpired Letters of Credit, plus (c) the aggregate of all amounts drawn under all Letters of Credit and not yet reimbursed, divided by (ii) the Collateral Borrowing Base (as described and calculated in accordance with the provisions of Article IV hereof).

"Business Day" shall mean a day other than a Saturday, Sunday or a day upon which banks in the State of Oklahoma are closed to business generally.

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, together with all regulations and rulings promulgated with respect thereto.

"Closing Date" shall mean the effective date of this Agreement.

"Collateral" shall have the meaning assigned to that term in Article III of this Agreement.

"Collateral Borrowing Base" shall have the meaning assigned to the term in Section 4.2 of this Agreement.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U S. C. Section 61 et. seq.), as amended from time to time, and any successor statute.

"Current Ratio" shall mean as of any fiscal quarter end determination date, the quotient of current assets (including any availability to Borrowers under the Revolver Commitment) divided by current liabilities (excluding (i) any current maturities owed to the Lenders, (ii) any current maturities owed on the indebtedness evidenced by the BofA Note described and defined in Exhibit C annexed hereto from the Closing Date only through and including March 31, 2019, and (iii) liability associated with Swap Obligations and Hedge Agreements/Hedge Transactions not then due and payable, payables due for capital expenditures, and any current portion of asset retirement obligations).

"Default Rate" shall mean the then applicable contractual rate of interest on the Revolver Note plus four additional percentage points (4.00%) per annum.

"Deficiency" shall have the meaning given in Section 4.2.

"EBITDAX" shall mean for any period, the sum of a Person's net income for the period minus any non-recurring gains (losses) from the sale of assets, plus the following charges to the extent deducted from net income in such period: interest, income taxes (including franchise taxes calculated with respect to income), depreciation, depletion and amortization, and any other non-cash charges and non-cash revenues plus intangible drilling costs and lease impairment expenses and write downs from impairment of oil and gas properties) and after eliminating extraordinary items. In addition, for any applicable period during which an acquisition or disposition permitted by this Agreement is consummated, EBITDAX shall be determined on a pro forma basis (with such calculation to be acceptable to, and approved by, the Agent and Required Lenders) as if such acquisition or disposition were consummated on the first day of such applicable period.

"Environmental Laws" shall mean Laws, including without limitation federal, state or local Laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata), including without limitation CERCLA, SARA, RCRA, HSWA, OPA, HMTA, TSCA and other Laws relating to (i) Polluting Substances or (ii) the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances.

"Equity Interest" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"ERISA" shall mean the Federal Employee Retirement Income Security Act of 1974, as amended, together with all regulations and rulings promulgated with respect thereto.

"Event of Default" shall mean any of the events specified in Section 8.1 of this Agreement, and "Default" shall mean any event, which together with any lapse of time or giving of any notice, or both, would constitute an Event of Default.

"Excluded Swap Obligation" (a) with respect to any guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such guarantor of, or the grant by such guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) and (b) with respect to any Borrower, any Swap Obligation of another loan party if, and to the extent that, all or a portion of the joint and several liability of such Borrower with respect to, or the grant of such Borrower of a security interest to secure, as applicable, such Swap

Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of such guarantor's (in the case of (a)) or Borrower' (in the case of (b)) failure to constitute an "eligible contract participant," as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of such guarantor, joint and several liability of such Borrower, or grant of such security interest by such guarantor or Borrower, as applicable, becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Obligations for which such guarantee or security interest or joint and several liability, as applicable, is or becomes illegal.

"Funded Debt" shall mean, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all purchase money Indebtedness (including Indebtedness in respect of conditional sale or title retention arrangements and obligations in respect of the deferred purchase price of property or services) of such Person, including the principal portion of all obligations of such Person under capital leases, (iv) all contingent debt of such Person with respect to Funded Debt of another Person, (v) all Funded Debt of another Person secured by a Lien on any property of such Person, whether or not such Funded Debt has been assumed, and (vi) the Funded Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Funded Debt.

"GAAP" shall mean generally accepted accounting principles applied on a consistent basis in all material respects to those applied in the preceding period. Unless otherwise indicated herein, all accounting terms will be defined according to GAAP.

"Governmental Authority" shall include the country, the state, county, city and political subdivisions in which any Person or such Person's property is located or which exercises valid jurisdiction over any such Person or such Person's property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person's property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, Borrowers or any subsidiary, or any of their property or the Agent and Lenders.

"Governmental Requirement" shall mean any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

"GP" shall mean Energy Resources 12 GP, LLC, a Delaware limited liability company, the general partner of ELP.

"Guarantee Obligation" as to any Person (the "guaranteeing person"), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. For the avoidance of doubt, for purposes of determining any Guarantee Obligations of any guarantor pursuant to the Security Documents, the definition of "Specified Swap Agreement" shall not create any guarantee by any guarantor of (or grant of security interest by any guarantor to support, if applicable) any Excluded Swap Obligation of such guarantor.

"HMTA" shall mean the Hazardous Materials Transportation Act, as amended, together with all regulations and rulings promulgated with respect thereto.

"HSWA" shall mean the Hazardous and Solid Waste Amendments of 1984, as amended, together with all regulations and rulings promulgated with respect thereto.

"Hedge Agreement" means any interest rate or commodity Swap, cap or collar agreements, interest rate and/or oil and gas future or option contracts, currency Swap agreements, currency future or option contracts and rate or commodity Risk Management Agreements or other similar Risk Management Agreements, and includes without limitation any ISDA Agreement and related schedules and documents entered into with any Swap Counterparty from time to time and as governed by any Intercreditor Agreement. "Prohibited Hedge Transactions" shall mean the obligations by Borrowers (or either of them) or any of their respective Subsidiaries entering into (i) both physical and financial hedging transactions effective at concurrent or overlapping periods of time on the same volumes of production or (ii) hedging transactions for more than eighty (80%) of such Borrower's aggregate monthly production.

"Hedge Transaction" means a transaction pursuant to which Borrowers (or either of them) or any of their respective Subsidiaries hedge the price to be received by them for future production of Borrowers' (respective) hydrocarbons, including price Swaps under which such Borrower or any of its Subsidiaries agrees to pay a price for a specified amount of hydrocarbons determined by reference to a recognized market on a specified future date and the contracting party agrees to pay such Borrowers or any Subsidiaries thereof a fixed price for the same or similar amount of hydrocarbons.

"hereby", "herein", "hereof", "hereunder" and similar such terms shall mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears.

"Highest Lawful Rate" shall mean, with respect to the Lenders, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Revolver Note or on any other Indebtedness under laws applicable to the Lenders which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Hydrocarbons" shall have the meaning assigned to that term in the Mortgage.

"Indebtedness" shall mean and include any and all: (i) indebtedness, obligations and liabilities of Borrowers to the Lenders and the Letter of Credit Issuer incurred or which may be incurred or purportedly incurred hereafter pursuant to the terms of this Agreement, or any of the other Loan Documents, and any replacements, amendments, extensions, renewals, substitutions, amendments and increases in amount thereof, including all future advances and all such amounts as may be evidenced by the Revolver Notes and all lawful interest, late charges, service fees, commitment fees, fees in lieu of balances, letter of credit fees and other charges, and all reasonable costs and expenses incurred in connection with the preparation, filing and recording of the Loan Documents, including attorneys' fees and legal expenses; (ii) any and all derivative products obligations, direct, contingent or otherwise, whether now existing or hereafter arising, of Borrowers to the Agent and/or Lenders arising under or in connection with any Hedge Agreements or other Risk Management Agreements; (iii) all reasonable costs and expenses paid or incurred by the Lenders and the Letter of Credit Issuer, including attorneys' fees, in enforcing or attempting to enforce collection of any Indebtedness and in enforcing or realizing upon or attempting to enforce or realize upon any collateral or security for any Indebtedness, including interest on all sums so expended by the Lenders and the Letter of Credit Issuer accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; (iv) all sums expended by the Lenders and the Letter of Credit Issuer in curing any Event of Default or Default of Borrowers under the terms of this Agreement the other Loan Documents or any other writing evidencing or securing the payment of the Revolver Note together with interest on all sums so expended by the Agent accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate, (v) any overdraft, return items or other similar or comparable ACH (automated clearing house) obligations and other treasury management obligations now or hereafter owing by Borrowers to the Agent or Lenders, and (vi) any indemnity obligations of Borrowers to the Agent, the Lenders and/or the Letter of Credit Issuer; provided, however, that the definition of "Indebtedness" shall not create any Guarantee Obligations by any Subsidiary guarantor of (or grant of security interest by any such Subsidiary guarantor, if any, to support, as applicable) any Excluded Swap Obligations of such Subsidiary guarantor, if any, for purposes of determining any obligations of any such Subsidiary guarantor.

"Interest Period" shall mean, with respect to any LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is made and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as Borrowers may select as provided herein, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) no Interest Period may end after the applicable final maturity date; (ii) no Interest Period for any LIBOR Rate Loan may end after the scheduled due date of any installment, if any, to the extent that such LIBOR Rate Loan would need to be prepaid prior to the end of such Interest Period in order for such installment to be paid when due; (iii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iv) no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Rate Loans would otherwise be for a shorter period, such Loans shall not be available hereunder. Available Interest Periods under this Agreement shall be one (1) month, two (2) months or three (3) months only.

"ISDA Agreement" means any International Swap Dealers Association agreement, as amended, modified, replaced or supplemented from time to time, together with schedules, exhibits, confirmations, addenda and annexes attached thereto from time to time, entered into between or among any of Borrowers and a Swap Counterparty, to govern each Hedge Agreement with such Swap Counterparty.

"Laws" shall mean all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

"Letters of Credit" shall mean any and all letters of credit issued by the Letter of Credit Issuer pursuant to the request of Borrowers in accordance with the provisions of Sections 2.1 and 2.5 hereof which at any time remain outstanding and subject to draw by the beneficiary, whether in whole or in part.

"Letter of Credit Exposure" means, at any date, the sum of (a) the aggregate face amount of all drafts that may then or thereafter be presented by beneficiaries under all Letters of Credit then outstanding, plus (b) the aggregate face amount of all drafts that the Letter of Credit Issuer has previously accepted under Letters of Credit but has not paid or reflected as advances against the Revolver Note.

"Letter of Credit Issuer" means, for any Letter of Credit issued hereunder, the Letter of Credit Issuer, or in the event the Letter of Credit Issuer does not for any reason issue a requested Letter of Credit, an Affiliate thereof or another financial institution designated by Agent to issue such Letter of Credit.

"Leverage Ratio" means the quotient of Borrowers' (i) total Funded Debt divided by (ii) EBITDAX.

"LIBOR" shall mean, for each Interest Period for any LIBOR borrowing, the rate (expressed to the fifth decimal) per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) equal to (i) rate of interest which is identified and published in the Bonds, Rates and Yields section of the "Money Rates" column of The Wall Street Journal (Southwest Edition) (the "WSJ")

under the heading "London Interbank Offered Rate" for loans of one (1) month maturity, two (2) month maturity, or three (3) month maturity, as applicable; provided, however, if LIBOR determined as provided above shall be less than zero, LIBOR shall be deemed to be zero for the purposes of this Agreement with respect to any outstanding Loan that is not subject to a Swap Agreement with the Agent or its Affiliates (and with respect to an outstanding Loan that is so subject to a Swap Agreement with the Agent or its Affiliates, the interest rate will nonetheless be subject to the Swap Agreement if LIBOR determined as provided above shall be less than zero). If such WSJ shall not be available or WSJ does not report the LIBOR in United States Dollars or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to the Agent in the London Interbank market or if such index no longer accurately reflects the rate available to the Agent in the London Interbank market, any successor or similar service as may be selected in good faith by the Agent with Borrowers' consent, which such consent will not be unreasonably withheld, delayed or conditioned. Each determination by the Agent of LIBOR shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

"LIBOR Margin" shall mean the Applicable Margin for LIBOR Rate Loans specified on the Pricing Grid.

"LIBOR Rate" shall mean, with respect to any LIBOR Rate Loan, a rate (expressed to the fifth decimal) per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Agent to be equal to the quotient of (i) LIBOR for such Loan for the Interest Period for such Loan divided by (ii) one (1) minus the Reserve Requirement, if any, for such Loan for such Interest Period, and any change in the LIBOR Rate shall be effective on the effective date of any continuation thereof or conversion thereto in accordance with this Agreement.

"LIBOR Rate Loans" shall mean Loans, the interest rates on which are determined on the basis of rates referred to in the definition of "LIBOR Rate".

"Lien" shall mean any mortgage, pledge, security interest, assignment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction).

"Loan Documents" shall mean this Agreement, the Revolver Notes, any Intercreditor Agreement, the Security Instruments (including without limitation, the Mortgage), the hedge proceeds letter, any Intercreditor Agreement and all other documents, instruments and certificates executed and delivered to the Agent by Borrowers (or either of them) pursuant to the terms of this Agreement.

"Loans" shall mean any Revolver Loan and any amounts drawn or obligations and liabilities under or arising pursuant to any ISDA Agreement governing Hedge Transactions or other derivative transactions entered into by any Loan Party with the Hedge Counterparty as counterparty.

"Material Adverse Change" shall mean any material and adverse change to (i) the assets, financial condition, business condition, operations or properties of a Borrower, and any future Subsidiaries thereof taken as a whole different from the facts represented or warranted herein or any of the other Loan Documents, (ii) the ability of Borrowers to meet their respective obligations and their other respective material obligations under the Loan Documents on a timely basis, or (iii) the enforceability of the material terms of any of the Loan Documents.

"Maximum Revolver Commitment Amount" shall mean $100,000,000.00 unless otherwise agreed to in writing by all Agent, Lenders and the Borrower.

"Mortgage" shall have the meaning assigned to that term in Section 3.1 of this Agreement, including without limitation, any amendments thereto or supplements thereof.

"Mortgaged Property" shall mean the property covered by the Mortgage defined in Section 4.1(b) of this Agreement.

"OPA" shall mean the Oil Pollution Act of 1990, as amended, together with all regulations and rulings promulgated with respect thereto.

"Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department, agency or political subdivision thereof.

"Polluting Substances" shall mean all pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in CERCLA/SARA, RCRA/HSWA and in the HMTA; provided, in the event either CERCLA/SARA, RCRA/HSWA or HMTA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided further, to the extent that the Laws of any State or other Tribunal establish a meaning for "hazardous substance", "hazardous waste," "hazardous material," "solid waste" or "toxic substance" which is broader than that specified in CERCLA/SARA, RCRA/HSWA, or HMTA, such broader meaning shall apply.

"Pricing Grid" shall mean the Borrowing Base Utilization grid included within the definition of Applicable Margin.

"Proven Reserves" has the meaning ascribed thereto in Section 4.1(c) of this Agreement.

"Qualified ECP Guarantor" means, in respect of any Swap Obligation, Borrowers and any guarantor that is not an individual or a natural person and that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"RCRA" shall mean the Resource Conservation and Recovery Act of 1976, as amended, together with all regulations and rulings promulgated with respect thereto.

"Regulatory Change" shall mean, with respect to the Lenders or Letter of Credit Issuer, any change after the Closing Date in any Governmental Requirement (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of lenders (including the Lenders or Letter of Credit Issuer) of or under any Governmental Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

"Required Lenders" means (without regard to any sale by a Lender of one or more participations in any Loan), (i) both Lenders for so long as and to the extent the Initial Lenders (Simmons and Arvest Bank) are the only Lenders signatory party hereto, and (ii) if and to the extent and for so long as three (3) or more Lenders (including one or more Additional Lenders) are signatory party hereto, (A) in order to reaffirm or decrease the Collateral Borrowing Base or the Revolver Commitment Amount, such Lenders that in the aggregate hold 66.66% of the Percentage Interests; (B) in order to waive, amend or otherwise modify any financial covenant or other covenant of the Loan Agreement, such Lenders that in the aggregate hold more than fifty percent (50%) of the Percentage Interests; and (C) in order to increase the Maximum Revolver Commitment Amount, any increase in the Collateral Borrowing Base, changes in interest rates, extension, renewal or other modification in the Revolver Final Maturity Date or the scheduled payment date of interest or principal payments, release of Collateral in excess of $250,000 in the aggregate during any calendar year or change in the Percentage Interests requirements referenced above, such Lenders holding 100% of the Percentage Interests, provided, that the amount of the outstanding Loan and used Commitments of any Lender that is a Defaulting Lender shall be excluded in determining such amount

"Reserve Requirement" shall mean, for any Interest Period for any LIBOR Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System (or any successor thereto) in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which LIBOR is to be determined as provided in the definition of "LIBOR" or (ii) any category of extensions of credit or other assets which include a LIBOR Rate Loan.

"Revolver Commitment" shall mean the Lender's several obligation to make the Revolver Loans pursuant to the terms, provisions and conditions of this Agreement.

"Revolver Commitment Amount" shall be the maximum outstanding principal amount plus Letter of Credit Exposures the Lenders severally agree from time to time to make available under the Revolver Commitment (initially stipulated to be equal to $60,000,000.00).

"Revolver Final Maturity Date" shall mean the date certain three (3) years (36 months) following the Closing Date, unless otherwise extended or renewed in writing by the mutual agreement of Borrowers, Agent and Lenders.

"Revolver Loans" shall have the meaning ascribed to it in Section 2.1 of this Agreement.

"Revolver Note" shall have the meaning ascribed thereto in the Preamble of this Agreement, as more fully described and defined in Section 2.2 of this Agreement, together with each and every extension, renewal, modification, replacement, substitution, rearrangement, consolidation and change in form of any thereof which may be from time to time and for any term or terms effected.

"Risk Management Agreements" shall mean any commodity, interest rate or currency Swap, rate cap, rate floor, rate collar, forward agreement or other exchange, price or rate protection ISDA, Hedge Agreement or similar derivative agreements or any option with respect to any such derivative or hedging transaction.

"SARA" shall mean the Superfund Amendments and Re-authorization Act of 1987, as amended, together with all regulations and rulings promulgated with respect thereto.

"Security Instruments" shall mean the Mortgage and all other financing statements, security agreements, assignments, pledges, documents or writings and any and all amendments and supplements thereto, granting, conveying, assigning, transferring or in any manner providing the Agent with a security interest in any property as security for the repayment of all or any part of the Indebtedness.

"Simmons Bank" means Simmons Bank, an Arkansas banking corporation, and its successors and permitted assigns.

"Special Equity Account" has the meaning assigned to it in Section 2.3(d) of this Agreement.

"Subsidiaries" means, with respect to Borrowers at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Borrowers in Borrowers' financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by Borrowers, or (b) that is, as of such date, otherwise controlled, by Borrowers or one or more subsidiaries of Borrowers.

"Swap Counterparty" shall mean the Agent and/or such other hedge provider, if any, acceptable to the Agent and Borrowers, or their respective successors or permitted assigns, in each case, party to an Intercreditor Agreement, if any.

"Swap Agreement" shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps, commodity swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligations under any Swap Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap Agreement had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

"Swaps" shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligations under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

"Swap Obligations" means, with respect to any future guarantor, if any, any obligations to pay or perform under any agreement, contract or transaction that constitutes a "Swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.

"Taxes" shall mean all taxes, assessments, fees, or other charges or levies from time to time or at any time imposed by any Laws or by any Tribunal.

"Tribunal" shall mean any municipal, state, commonwealth, Federal, foreign, territorial or other sovereign, governmental entity, governmental department, court, commission, board, bureau, agency or instrumentality.

"TSCA" shall mean the Toxic Substances Control Act, as amended, together with all regulations and rulings promulgated with respect thereto.

Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the financial statements of Borrowers herein.

ARTICLE II

REVOLVER LOANS

2.1     Revolver Commitment. Lenders severally agree, upon the terms and subject to the conditions hereinafter set forth, to make revolving loan advances (the "Revolver Loans") to Borrowers from the Closing Date until the Revolver Final Maturity Date, or until such later date as Lenders shall have extended its Revolver Commitment in writing unless the Revolver

Commitment shall be sooner terminated pursuant to the provisions of this Agreement, in such amounts as may from time to time be requested by Borrowers for the payoff of existing indebtedness, acquisition of non-operated oil and natural gas reserves in North Dakota, the development of oil and natural gas reserves, general working capital and capital expenditures, and the issuance of standby letters of credit. In no event shall the aggregate unpaid principal amount of the Revolver Loans advanced, outstanding and unpaid at any time under the Revolver Note plus the amount of the requested Revolver Loan advance plus the amount of Letter of Credit Exposure at any time exceed the lesser of (i) the Collateral Borrowing Base (as calculated in accordance with the provisions of Article IV of this Agreement) or (ii) the then applicable Revolver Commitment Amount, notwithstanding the face principal amount of the Revolver Note from time to time.

2.2     Revolver Note. On the Closing Date, Borrowers shall execute and deliver to the order of the each Lender their joint and several promissory note instrument in the aggregate stated face principal amount of $100,000,000.00 (the "Revolver Note"). The Revolver Note shall be dated as of the Closing Date. The Revolver Note shall be payable as set forth therein. Notwithstanding the stated face principal amount of the Revolver Note from time to time, in no event shall Borrowers request nor shall the Lenders be obligated to make any Revolver Loan advance that causes or results in the aggregate outstanding principal amount of the Revolver Note plus Letters of Credit Exposure to exceed the lesser of the then applicable Revolver Commitment Amount or the Collateral Borrowing Base then in effect. All payments and prepayments shall be made in lawful money of the United States of America in immediately available funds. Any payments or prepayments on the Revolver Note received by the Agent after 2:00 o'clock p.m. (applicable current time in Oklahoma City, Oklahoma) shall be deemed to have been made on the next succeeding Business Day. Any voluntary prepayment may be without any penalty or premium and shall, unless Borrowers direct otherwise in writing and no payment is then due and owing, be applied first to accrued but unpaid interest then to the principal. All outstanding principal of and accrued interest on the Revolver Note not previously paid hereunder shall be due and payable at the Revolver Final Maturity Date, unless such maturity shall be extended by the Required Lenders in writing or accelerated pursuant to the terms hereof.

2.3     Interest. Borrowers shall pay interest to the Agent for the allocable benefit of the Lenders as follows:

(a)     Interest Rates. Borrowers will pay to the Lenders interest on the unpaid principal amount of each Loan made by the Lenders for the period commencing on the date such Loan is made to, but excluding, the date such Loan shall be paid in full, at the following rates per annum:

(i)     if such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin for Base Rate Loans; and

(ii)     if such a Loan is a LIBOR Rate Loan, for each Interest Period relating thereto, the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans.

Interest shall be calculated on the basis of a year of 360 days, but assessed for the actual number of days elapsed in each accrual period.

(b)     Post-Default Rate. Notwithstanding the foregoing, Borrowers will pay to the Agent for the allocable benefit of the Lenders interest at the Default Rate on any principal of any Loan made by the Lenders, and (to the fullest extent permitted by law) on any other amount payable by Borrowers hereunder, under any Loan Document or under the Revolver Notes held by the Lenders to or for account of the Lenders, but in each case only for the period commencing on the date of an Event of Default until the same is paid in full or all Events of Default are cured or waived. After maturity (whether by acceleration or otherwise), the Revolver Notes shall bear interest at a per annum rate equal from day to day to the Default Rate payable on demand, unless there has been no default in Borrowers' payment obligations (other than Borrowers' failure to pay all unpaid principal and all accrued but unpaid interest due and payable at the Revolver Final Maturity Date) and Borrowers and Lenders are negotiating a renewal or extension of the Revolver Notes, in which circumstance the non-Default Rate specified herein shall continue to apply, but only until the Lenders deems negotiations complete, in its sole discretion and provides written notice thereof to Borrowers.

(c)     Interest Due Dates. Accrued interest on (i) Base Rate Loans, if any, shall be payable monthly on the fifteenth (15th) day of every month commencing on October 15, 2018, and (ii) LIBOR Rate Loans shall be payable at the end of the applicable Interest Period selected therefor but in no event less frequently than the last day of every third (3rd) month (90 days), except that interest payable at Default Rate shall be payable from time to time on demand and interest on any LIBOR Rate Loan that is converted into an Base Rate Loan shall be payable on the date of conversion (but only to the extent so converted). Any accrued and unpaid interest on the Loans shall also be paid on (i) the date of any prepayment thereof, and (ii) the Revolver Final Maturity Date.

(d)     Mandatory Principal Prepayments. Effective on the 15th day of each month, commencing October 15, 2018, Borrower hereby authorizes and directs Agent to apply as mandatory principal prepayments on the Revolver Notes, without further or other authorization from Borrower, by "sweeping" the available good funds then on deposit in a segregated account with Agent containing the net capital funds raised by Borrowers (the "Special Equity Account"). Such Special Equity Account shall in no event consist of less than (i) one hundred percent (100%) of the net monthly capital funds raised by Borrower until the earlier of (x) such time as Simmons Bank successfully syndicates the sale of 16.6667% of its holdings in the Revolver Commitment (i.e., reduce Simmons Bank's Percentage Interest to 50%), or (y) the aggregate principal balances of the Revolver Notes plus Letter of Credit Exposure is not more than $40,000,000.00 and, (ii) thereafter, eighty percent (80%) of such net monthly capital funds raised by Borrower until such time as the sum of the aggregate outstanding principal balance of the Revolver Notes plus Letter of Credit Exposure is not more than $40,000,000.00, at which time no further amount of the net monthly capital funds raised by Borrower will be required as a mandatory principal prepayment. No later than March 15, 2019, Borrowers shall have made such mandatory principal prepayments on the Revolver Notes in such amount as is necessary to reduce the aggregate principal balance thereof plus Letter of Credit Exposure to not more than

$40,000,000.00. Each and all such mandatory principal prepayments required by this Section 2.3(d) shall constitute an automatic and corresponding reduction in the Revolver Commitment Amount and Collateral Borrowing Base.

(e)     Determination of Rates. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall notify Borrowers thereof. Each determination by the Agent of an interest rate on the Revolver Notes or fee hereunder in accordance with the Pricing Grid shall, except in cases of manifest error, be final, conclusive and binding on the parties.

2.4     Non-Use Fee. Borrowers jointly and severally agree to pay to the Agent for the allocable benefit of the Lenders a non-use fee, which shall accrue fifty basis points (0.50%) per annum on the daily unused amount of the Revolver Commitment Amount during the period from and including the Closing Date to but excluding the date on which such Revolver Commitment terminates. For purposes of this paragraph, each Lender's outstanding Revolver Loans and Letters of Credit shall be considered usage of its Revolver Commitment. Non-use fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date and shall be payable on the date which the Revolver Commitment terminates. All non-use fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.5     Letters of Credit. Upon Borrowers' application from time to time by use of the Letter of Credit Issuer's standard form Letter of Credit Application Agreement and subject to the terms and provisions therein and herein set forth, the Letter of Credit Issuer agrees to issue standby letters of credit on behalf of Borrowers under the Revolver Commitment, provided that (i) no letters of credit will be issued on behalf of or on the account of Borrowers with an expiry (expiration) date later than the Revolver Final Maturity Date, except only for letters of credit with one year maturities that contain automatic renewal language approved by the Letter of Credit Issuer, and (ii) no letter of credit will be issued on behalf of or for the account of Borrowers (y) if at the time of issuance the sum of the outstanding amount of all Revolver Loans under the Revolver Commitment as evidenced by the Revolver Note plus the unfunded amount of issued but unexpired Letters of Credit together with the face amount of the requested Letter of Credit would exceed the then applicable Revolver Commitment Amount or (z) if the sum of the outstanding amount of all Revolver Loans under the Revolver Commitment plus the unfunded amount of issued but unexpired Letters of Credit issued under the Revolver Commitment together with the face amount of the requested Letter of Credit would exceed the Collateral Borrowing Base then in effect. If any letter of credit is drawn upon at any time, each amount drawn, whether a full or partial draw thereon, shall be reflected by the Agent as an advance on the Revolver Note effective as of the date of the Letter of Credit Issuer honoring the sight draft. If any letter of credit or letters of credit remain outstanding on the Revolver Final Maturity Date, the Lenders, at their option, may make a Revolver Loan advance under the Revolver Commitment in an amount equal to the aggregate face amount of such letter(s) of credit to purchase a certificate of deposit to be held by the Agent as additional security for the Indebtedness. In consideration of the Letter of Credit Issuer's agreement to issue standby letters of credit hereunder, Borrowers agree to pay to the Letter of Credit Issuer letter of credit issuance fees equal to the greater of (i) two hundred basis points (2.00%) per annum on the face amount of each letter of credit or (ii) $1,000.00 per each such Letter of Credit, together with the Letter of Credit Issuer standard letter of credit processing/renewal/amendment fees, which such fee shall be due and payable at the time of issuance of each applicable letter of credit.

2.6     Termination of any Hedge Agreement. If and to the extent any Hedge Agreement or similar price protection or derivative product (interest rate or commodity risk management device, protection agreement or otherwise) of Borrowers is used in calculation of the Collateral Borrowing Base, any such Hedge Agreement issued cannot be cancelled, liquidated or "unwound" thereby without the prior written consent of the Agent.

2.7     LIBOR Provisions. The following special provisions relate to LIBOR Rate Loans and, as applicable, to Base Rate Loans:

(a)     Limitation on Types of Loans. Subject to the other terms and provisions of this Agreement, all Loans hereunder shall be Base Rate Loans or LIBOR Rate Loans; provided that, without the prior written consent of the Agent, no more than six (6) LIBOR Rate Loan tranches may be outstanding at any time.

(b)     Borrowings, Continuations and Conversions.

(i)     Borrowings. Borrowers shall give the Agent advance notice as hereinafter provided of each borrowing hereunder, which shall specify (i) the aggregate amount of such borrowing, (ii) the date (which shall be a Business Day) of the Loans to be borrowed, (iii) whether the borrowing is a Base Rate Loan or a LIBOR Rate Loan, and (iv) the duration of the Interest Period for each LIBOR Rate Loan.

(ii)     Minimum Amounts. Base Rate Loan borrowings shall have no limitation on the minimum amount thereof; however, all LIBOR Rate Loans shall be in amounts of at least $500,000.00 or any whole multiple of $100,000.00 in excess thereof.

(iii)     Notices. All borrowings and conversions shall require advance written notice to the Agent in the form of Exhibit A via facsimile or otherwise (or telephonic notice promptly confirmed by such a written notice), which in each case shall be irrevocable, from Borrowers to be received by the Agent not later than (i) 11:00 a.m. Oklahoma City, Oklahoma time two (2) Business Days prior to the date of each LIBOR Rate Loan borrowing, continuation or conversion, and (ii) 1:00 p.m. Oklahoma City, Oklahoma time one (1) Business Day prior to the date of each Base Rate Loan borrowing.

(iv)     Continuation Options. Subject to the provisions made in this Section 2.6(b)(iv), Borrowers may elect to continue all or any part of any LIBOR Rate Loan beyond the expiration of the then current Interest Period relating thereto by giving advance notice as provided in Section 2.6(b)(iii) to the Agent of such election, specifying the amount of such Loan to be continued and the Interest Period so designated. In the absence of such a timely and proper election, Borrowers shall be deemed to have elected to continue the then expiring Interest Period (i.e., the same Interest Period designated or otherwise in effect during the immediately preceding LIBOR Rate Loan tranche expiring). All or any part of any LIBOR Rate Loan may be continued as provided herein, provided that (i) any continuation of any such Loan shall be (as to each Loan as continued for an applicable Interest Period) in amounts of at least $500,000.00 or any whole multiple of $100,000.00 in excess thereof and (ii) no Event of Default shall have occurred and be continuing. If an Event of Default shall have occurred and be continuing, each LIBOR Rate Loan shall be converted to an Base Rate Loan on the last day of the Interest Period applicable thereto.

(v)     Conversion. Subject to the provisions made in this Section 2.6(b)(v), Borrowers may elect to convert all or any part of any Base Rate Loan at any time and from time to time to a LIBOR Rate Loan by giving advance notice as provided in Section 2.6(b)(iii) above to the Agent of such election. All or any part of any outstanding Loan may be converted as provided herein, provided that (i) any conversion of any permitted Base Rate Loan into a LIBOR Rate Loan shall be (as to each such Loan into which there is a conversion for an applicable Interest Period) in amounts of at least $500,000.00 or any whole multiple of $100,000.00 in excess thereof and (ii) no Default shall have occurred and be continuing. If an Event of Default shall have occurred and be continuing, no permitted Base Rate Loan may be converted into a LIBOR Rate Loan.

(vi)     Advances. Subject to Borrowers' timely notice of borrowing pursuant to Section 2.6(b)(iii) above, not later than 2:00 o'clock p.m., Oklahoma City, Oklahoma time, on the appropriate date for the Loan, and the absence of any Default or Deficiency, the Agent shall make available to Borrowers the amount of the Loan to be made by it on such date, to a deposit account as directed by Borrowers.

2.8     Conclusions. Determinations and allocations by the Lenders for purposes of Section 2.9 through 2.13, inclusive, shall be conclusive except in cases of manifest error, provided that such determinations and allocations are made on a reasonable basis.

2.9     Limitation on LIBOR Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Rate for any designated Interest Period for a LIBOR Rate Loan request the Agent reasonably determines in good faith that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Rate" are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Rate Loans as provided herein, then the Agent shall give Borrowers prompt written notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional or other LIBOR Rate Loans.

2.10     Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Rate Loans hereunder, then the Lender shall promptly notify Borrowers and Agent thereof and the Lender's obligation to make LIBOR Rate Loans shall be suspended until such time as the Lenders may again make and maintain LIBOR Rate Loans (in which case the provisions of Section 2.11 shall be applicable).

2.11     Base Rate Loans Pursuant to Sections 2.9 and 2.10. If the obligation of the Lenders to make LIBOR Rate Loans shall be suspended pursuant to Section 2.9 or 2.10 ("Affected Loans"), all Affected Loans which would otherwise be made by the Lender shall be made instead as Base Rate Loans (and, if an event referred to in Section 2.10 has occurred and the Lender so requests by notice to Borrowers, all Affected Loans of the Lender then outstanding shall be automatically converted into Base Rate Loans on the date specified by the Agent in such notice) and, to the extent that Affected Loans are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Lender. Affected Loans shall be applied instead to its Base Rate Loans, if any.

2.12     Compensation. Borrowers shall pay to the Agent within thirty (30) days of receipt of written request of such Lender (which request shall set forth, in reasonable detail, the basis for requesting such amounts and which shall be conclusive and binding for all purposes provided that such determinations are made on a reasonable basis, except in cases of manifest error), such amount or amounts as shall reimburse such Lender for any actual out of pocket loss, cost, expense or liability which such Lender determines are attributable to:

(a)     any payment, prepayment or conversion of a LIBOR Rate Loan properly made by such Lender or Borrowers for any reason (including, without limitation, the acceleration of the Loans pursuant to Article VIII) on a date other than the last day of the Interest Period for such Loan; or

(b)     any failure by Borrowers for any reason (including but not limited to, the failure of any of the conditions precedent specified in Article IV to be satisfied) to borrow, continue or convert a LIBOR Rate Loan from such Lender on the date for such borrowing or conversion specified in the relevant notice given pursuant to Section 2.7(b)(iii).

Without limiting the effect of this Section 2.12, such breakage and other similar compensation shall include such Lender's standard breakage administration fee. Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Revolver Loan (or, in the case of a failure to borrow, the Interest Period for such Revolver Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Revolver Loan provided for herein over (ii) the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined such Lender).

2.13     Collateral Borrowing Base. Borrowers will not request, nor will they accept, the proceeds of any Revolver Loan or advance under the Revolver Notes at any time when the amount thereof, together with the sum of the outstanding and unpaid principal amount of the Revolver Notes plus the Letter of Credit Exposure exceeds the Collateral Borrowing Base, including as reduced in accordance with the provisions of Section 2.3(d) of this Agreement. As used in this

Agreement, the term "Collateral Borrowing Base" shall mean the Collateral Borrowing Base as determined in accordance with the provisions of Article IV of this Agreement.

2.14     Variance from Collateral Borrowing Base. Any Revolver Loan advance shall be conclusively presumed to have been made to Borrowers by Lenders under the terms and provisions hereof and shall be secured by all of the Collateral and security described or referred to herein or in the Mortgage, whether or not such loan conforms in all respects to the terms and provisions hereof. If Lenders should (for the convenience of Borrowers or for any other reason) make loans or advances which would cause the unpaid principal amount of the Revolver Notes plus outstanding and unfunded Letters of Credit to exceed the amount of the applicable Collateral Borrowing Base, no such variance, change or departure shall prevent any such loan or loans from being secured by the Collateral and the security created or intended to be created herein or in the Security Instruments. The Collateral Borrowing Base shall not in any manner limit the extent or scope of the Collateral and security granted for the repayment of the Revolver Notes (or any other Indebtedness) or limit the amount of indebtedness under the Revolver Notes (or any other Indebtedness) to be secured.

2.15     Late Fee. Any principal or interest due under this Agreement, the Revolver Note, or any other Loan Document which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest. Borrowers agree to pay and stipulate that five percent (5.00%) of the total payment due in a reasonable amount for a late payment charge. Borrowers shall pay the late payment charge upon demand by the Agent or, if billed, within the time specified, and in immediately available funds, US Dollars.

2.16     Authorization for Direct Payments (ACH Debits). To effectuate any payment due under the Agreement, the Revolver Notes or any other Loan Document, Borrowers hereby authorize the Agent to initiate debit entries to their operating account at the Agent and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Agent has received written notification of its termination in such time and in such manner as to afford the Agent a reasonable opportunity to act on it. Borrowers represent that Borrowers are and will be, respectively, the owners of all funds in such account. Borrowers acknowledge: (1) that such debit entries may cause an overdraft of such account which may result in the Agent's refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Agent is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

2.17     Loan Origination Fees. Borrowers shall pay to the Agent (i) on the Closing Date, as a non-refundable and fully earned loan facility origination fee for the initial Revolver Commitment Amount in an amount equal to fifty basis points (0.50%) thereon (initially $300,000.00) for the allocable benefit of the Lenders, and (ii) thereafter a fully earned and non-refundable loan facility origination fee equal to fifty basis points (0.50%) on any excess of the Revolver Commitment Amount made available hereunder above the initial Revolver Commitment Amount ($60,000,000.00) for the allocable benefit of the Lenders, all in immediately available funds concurrent with the closing of such increase(s).

2.18     Payment of Fees. All fees payable under Sections 2.4, 2.5, 2.15, and 2.17 above shall be paid on the dates due, in immediately available funds, US Dollars, to the Agent and shall be fully earned and non refundable under any circumstances.

2.19     Capital Adequacy and Additional Costs.

(a)     Lender Costs. Borrowers shall pay directly to Lender from time to time on request such amounts as Lender may determine to be necessary to compensate Lenders or any parent or holding company for any costs which it determines are attributable to the maintenance by the Lenders or any parent or holding company, pursuant to any Governmental Requirement, of capital in respect of its Revolver Commitment or making, funding or maintaining any Revolver Loans or Letters of Credit (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of Lender or any parent or holding company to a level below that which the Lenders or any parent or holding company could have achieved but for such Governmental Requirement). Lenders will notify Borrowers that it is entitled to compensation pursuant to this Section 2.19(a) as promptly as practicable after it determines to request such compensation.

(b)     Conclusions. Determinations and allocations by Lenders for purposes of this Section 2.19 shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

(c)     LIBOR Regulations. Borrowers shall pay directly to Lender from time to time such amounts as Lender may determine to be necessary to compensate Lender for any costs which it determines are attributable to its making or maintaining of any LIBOR Rate Loans or issuing or participating in Letters of Credit hereunder or its obligation to make any LIBOR Rate Loans or issue or participate in any Letters of Credit hereunder, or any reduction in any amount receivable by the Lender hereunder in respect of any of such LIBOR Rate Loans, Letters of Credit or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to Lender under this Agreement or any Revolver Note in respect of any of such LIBOR Rate Loans or Letters of Credit (other than taxes imposed on the overall net income of Lender for any of such LIBOR Rate Loans by the jurisdiction in which Lender has its principal office); or (ii) imposes or modifies any reserve, special deposit, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of such Lender, or the Revolver Commitment or Loans of Lender or the LIBOR interbank market; or (iii) imposes any other condition affecting this Agreement or any Note (or any of such extensions of credit or liabilities) or Lender's Revolver Commitment or Loans. Lender will notify Borrowers of any event occurring after the Closing Date which will entitle Lenders to compensation pursuant to this Section 2.19(c) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. If Lender requests compensation from Borrowers under this Section 2.19(c), Borrowers may, by notice to Lender, suspend the obligation of Lender to make additional Loans of the type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 2.11 shall be applicable).

(d)     Regulatory Change. Without limiting the effect of the provisions of Section 2.19(c), in the event that at any time (by reason of any Regulatory Change or any other circumstances arising after the Closing Date affecting (A) Lenders, (B) the LIBOR interbank market or (C) Lender's position in such market), the LIBOR-Rate, as determined in good faith by Lender, will not adequately and fairly reflect the cost to the Lender of funding its LIBOR Rate Loans, then, if the Lender so elects, by notice to Borrowers, the obligation of to make additional LIBOR Rate Loans shall be suspended until such Regulatory Change or other circumstances ceases to be in effect (in which case the provisions of Section 2.11 shall be applicable).

(e)     Capital Adequacy. Without limiting the effect of the foregoing provisions of this Section 2.19 (but without duplication), Borrowers shall pay directly to Lender from time to time on request such amounts as Lender may reasonably determine to be necessary to compensate Lender or its parent or holding company for any costs which it determines are attributable to the maintenance by the Lender or its parent or holding company, pursuant to any Governmental Requirement following any Regulatory Change, of capital in respect of its Revolver Commitment, its Revolver Note, or its Revolver Loans or any interest held by it in any Letter of Credit, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of Lenders or their parent or holding company to a level below that which Lender or its parent or holding company could have achieved but for such Governmental Requirement. Lender will notify Borrowers that it is entitled to compensation pursuant to this Section 2.19(e) as promptly as practicable after it determines to request such compensation.

(f)     Compensation Procedure. Lender notifying Borrowers of the incurrence of Additional Costs under this Section 2.19 shall in such notice to Borrowers set forth in reasonable detail the basis and amount of its request for compensation. Determinations and allocations by the Lender for purposes of this Section 2.19 of the effect of any Regulatory Change pursuant to Section 2.19(c) or (d), or of the effect of capital maintained pursuant to Section 2.19(e), on its costs or rate of return of maintaining Revolver Loans or its obligation to make Revolver Loans or issue Letters of Credit, or on amounts receivable by it in respect of Revolver Loans or Letters of Credit, and of the amounts required to compensate the Lenders under this Section 2.19, shall be conclusive and binding for all purposes, provided that such determinations and allocations are made on a reasonable basis. Any request for additional compensation under this Section 2.19 shall be paid by Borrowers within thirty (30) days of the receipt by Borrowers of the notice described in this Section 2.19(f).

2.20     Proceeds of Sale of Mortgaged Property. In the event any undivided interest in any of the Mortgaged Property is sold and causes a Collateral Borrowing Base Deficiency (as defined in Section 4.3 hereof), the sales proceeds of any such sale shall be applied initially to the outstanding principal balance of the Revolver Note, then to accrued interest under the Revolver Note; provided, however, no such sale shall occur except as permitted in Section 6.16 hereof or in the Mortgage or without the prior written consent of the Agent, not to be unreasonably withheld, conditioned or delayed.

ARTICLE III

SECURITY

3.1     Collateral. The repayment of the Indebtedness shall be secured by the following (the items and types of collateral described herein and/or in the Security Instruments being collectively referred to as the "Collateral") pursuant to: a first mortgage/deed of trust lien in and to the Mortgaged Property as more particularly described in one or more mortgages or deeds of trust dated as of the Closing Date (collectively, the "Mortgage"), which such Mortgage covers and encumbers not less than 90% of ELLC’s currently owned producing oil, gas and other leasehold and mineral interests, including without limitation, those situated in the State of North Dakota. ELLC shall execute such financing statements, letters in lieu of production forms, assignments, notices and other documents and instruments as shall be necessary or appropriate to perfect the security interests thus created. ELLC hereby acknowledges that all of the Collateral is granted to the Agent as security for the repayment of all of the Indebtedness. If the Revolver Notes are paid in full or satisfied, but any portion of the Indebtedness remains unsatisfied, the Agent may retain its security interest in all of the Collateral until the remaining Indebtedness is paid in full, even if the value of the Collateral far exceeds the amount of Indebtedness outstanding.

3.2     Additional Properties. Agent shall have the right to a first mortgage lien position on any and all hereafter acquired or owned producing oil and/or gas well(s) or properties of whatever type of Borrowers that have been evaluated for purposes of determining the Collateral Borrowing Base, even though such well(s) or properties do not constitute Collateral or Proven Reserves as of the date of this Agreement, including, without limitation, all newly or hereafter acquired oil and/or gas wells or properties. Such first mortgage lien in favor of Agent against any such future producing well shall comply with the provisions of Section 4.1 hereof. In the event such additional first mortgage lien in favor of the Agent is granted, then from the date of the granting of such first mortgage lien, all of such additional properties will be deemed part and parcel of the Collateral constituting security for the repayment of the Indebtedness.

3.3     Cross-Default and Cross-Collateralization. It is the express intention and agreement of Borrowers and Agent that any and all existing and future obligations, liabilities and indebtedness now or hereafter owing by Borrowers to Lenders (including the Revolver Notes, and Letter of Credit Exposure and any Hedge Agreement) be and continuously remain cross-defaulted and cross-collateralized to the fullest extent permitted by applicable law with any and all other existing or future obligations, liabilities and indebtedness of Borrowers to Lenders or of Borrowers to the Swap Counterparty.

3.4      Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other loan party to honor all of its obligations under guaranty instrument in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 3.4 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 3.4 or otherwise under this guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 3.4 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 3.4 constitute, and this Section 3.4 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other loan party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE IV

collateral BORROWING BASE

4.1     Semiannual Engineering Reports.

(a)     Borrowers shall deliver to Agent at Borrowers' cost by each August 1 (effective no earlier than July 1 of such year) and February 1 (effective no earlier than January 1 of such year), commencing February 1, 2019, a reserve report in form, scope, and substance acceptable to the Agent evaluating the proven producing oil and gas reserves attributable to ELLC's aggregate interest in the Mortgaged Property (as defined in subsection (b) below), together with the expenses attributable thereto. Borrowers may prepare the reserve report due each August 1 internally, but the reserve report due each February must be prepared by a reputable independent petroleum engineer acceptable to the Agent. The reserve reports shall be accompanied by such other information as shall be reasonably requested by Agent in order for it to make its independent determination of the Collateral Borrowing Base, and by a certificate of ELLC certifying that ELLC has good and defensible title to the Mortgaged Property valued and that payments are being received from purchasers of production with respect to said interests except for payments suspended for valid reasons.

(b)     The term "Mortgaged Property" shall refer only to such properties covered by the Mortgage (or a supplemental mortgage or deed of trust, duly executed, acknowledged and delivered by ELLC to the Agent in form satisfactory to counsel for the Agent) and which properties are, at the time:

(i)     Particularly and adequately described under the Mortgage or other supplemental mortgage or deed of trust;

(ii)     Completed or developed (in the case of oil and gas leases) to the extent that value is being assigned to them by the Agent in connection with such evaluation and the Agent has determined that such properties are capable of producing oil and gas in commercial quantities; and

(iii)     Approved as to title to the satisfaction of the Agent.

(c)     ELLC agrees that the Agent shall be entitled at all times to have the "Mortgaged Property", as encumbered by the Mortgage or supplemental mortgages or deeds of trust, constitute an aggregate value equal to a percentage (initially set at ninety percent (90%) but subject to adjustment by the Agent from time to time due to changes implemented in the Lender's energy lending criteria and policies) of the aggregate value of ELLC's Proven Reserves. For the purpose of determining the Collateral Borrowing Base and compliance herewith, the term "Proven Reserves", in addition to properties that qualify as "Mortgaged Property" pursuant to the criteria hereof, shall refer only to such other oil and gas mining, mineral and/or leasehold working interests of ELLC, if any, that satisfy the criteria of clauses (ii) and (iii) of subsection 4.1(b) above in all respects.

4.2     Redetermination of Collateral Borrowing Base. At any time after thirty (30) days of the receipt of the required reserve reports, and in no event later than each August 31 and February 28 (commencing February 28, 2019) (each being a "Redetermination Date") Agent shall propose to the Lenders, based on a good faith determination of the present worth using such pricing and discount factor (in no event shall the present worth be discounted by a factor less than nine percent (9.0%)) and advance rate as it deems appropriate pursuant to the Agent's then applicable energy lending and engineering policies (consistently applied), procedures and pricing parameters, of the future net revenue estimated by the Agent to be received by Borrowers from not less than eighty percent (80%) of the oil and gas wells/properties so evaluated and attributable to ELLC, multiplied by a percentage then determined by the Lenders in good faith to be appropriate on the basis of the Agent's then applicable energy lending criteria. The applicable Required Lenders (100%) must approve any increase in the Collateral Borrowing Base and the Required Lenders (66.66%) must approve continuation of or any decrease therein. Agent shall promptly report in writing to ELLC such sum of the evaluation by the Lenders of such evaluated oil and gas properties (the "Collateral Borrowing Base").

In addition to the scheduled semi-annual Collateral Borrowing Base redeterminations, the Lenders shall have the right to require additional Collateral Borrowing Base redeterminations at any time, but not more frequently than quarterly, including acquisitions or permitted sales of oil and gas leasehold producing properties included in the most recent Collateral Borrowing Base redetermination. The initial Collateral Borrowing Base is stipulated to be $60,000,000.00 as of the Closing Date. The good faith determinations of the Lenders in such respects shall be conclusive (except in the case of manifest error). Determinations of the Collateral Borrowing Base shall initially be completed by the Lenders consistent with its then applicable energy lending policies (consistently applied).

4.3     Collateral Borrowing Base Deficiency. Should the sum of the (i) unpaid outstanding principal balance of the Revolver Notes at any time prior to maturity plus all other Indebtedness be greater than the Collateral Borrowing Base in effect at such time (a "Deficiency"), Agent may notify Borrowers in writing of the deficiency. Within fifteen (15) days from and after the date of any such deficiency notice Borrowers shall notify Agent in writing of its election to:

(a)     Make a prepayment upon the Revolver Notes in an amount sufficient to reduce the aggregate unpaid principal amount outstanding on the Revolver Note plus all other Indebtedness to an amount equal to or less than the amount of the Collateral Borrowing Base;

(b)     Make mandatory equal monthly principal payments on the Revolver Notes due on the next five (5) successive monthly payment due dates on the Revolver Note in an aggregate amount that will reduce the aggregate outstanding principal balance of the

Revolver Notes plus all other Indebtedness to the projected Collateral Borrowing Base as of the next immediate semi-annual redetermination thereof in accordance with the provisions of Section 4.2 hereof; or

(c)     Execute and deliver to Agent one or more supplemental mortgages, deeds of trust, security agreements or pledges encumbering other properties or assets in form and substance satisfactory to Agent and its counsel as additional security for the Revolver Notes (and all other Indebtedness) to the extent such properties are acceptable to Agent and of such value, as determined by Agent, that the aggregate principal balance of the Revolver Notes plus all other Indebtedness will not exceed the Collateral Borrowing Base in conformance with Lender's then applicable energy lending and engineering/evaluation policies and procedures.

If Borrowers shall have elected to make a prepayment on the Revolver Notes under Section 4.3(a) or 4.3(b) hereof, such prepayment, or the first installment of such prepayment, shall be due within fifteen (15) days after Borrowers shall have notified Agent of such election, and the prepayment shall be applied as mandatory principal prepayments of the Revolver Notes. If Borrowers shall have elected to make installment payments to eliminate the deficiency under Section 4.3(b) hereof, then, until such deficiency is extinguished, any principal amounts outstanding on the Revolver Notes shall bear interest at the then applicable contract rate of interest accruing on the Revolver Notes plus two hundred additional basis points (2.0%). If Borrowers shall elect to execute and deliver one or more supplemental oil and gas mortgages and deeds of trust to Agent under Section 4.3(c) hereof, Borrowers shall provide Agent with descriptions of the additional properties to be mortgaged (together with any title due diligence data and information, current valuations and engineering reports applicable thereto which may be requested by Agent) at the time of ELLC’s notice of such election and shall execute, acknowledge and deliver to Agent the appropriate supplemental mortgages and deeds of trust in recordable form within ten (10) days after such collateral documents shall be tendered to Borrowers by Agent for execution, all in compliance with the provisions of clauses (i), (ii) and (iii) of subsection 4.1(b) above. Borrowers may, subject to Agent's prior written consent, utilize a combination of the approaches set forth in this Section 4.3 to address a Deficiency.

ARTICLE V

CONDITIONS PRECEDENT TO REVOLVER LOANS

5.1     Conditions Precedent to Revolver Loan. The several obligations of the Lenders to establish the Revolver Commitment and to make Revolver Loan advances, including the initial Revolver Loan advance hereunder, and to issue Letters of Credit, are subject to the satisfaction of all of the following conditions on or prior to the Closing Date (in addition to the other terms and conditions set forth herein):

(a)     No Default. There shall exist no Default or Event of Default on the Closing Date.

(b)     Representations and Warranties. The representations, warranties and covenants set forth in Articles VI and VII shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date.

(c)     Certificate. Borrowers shall have delivered to Agent a Certificate, dated as of the Closing Date, and signed by the members and managers of the GP certifying (i) to the matters covered by the conditions specified in Subsections (a) and (b) of this Section 5.1, (ii) that Borrowers have performed and complied with all agreements and conditions required to be performed or complied with by them prior to or on the Closing Date, (iii) to the name and signature of the duly elected or designated company representative authorized to execute and deliver the Loan Documents and any other documents, certificates or writings and to borrow under this Agreement, and (iv) to such other matters in connection with this Agreement which Agent shall determine to be advisable. Agent may conclusively rely on such Certificate until it receives notice in writing to the contrary.

(d)     Proceedings. On or before the Closing Date, all limited partnership proceedings of ELP and company proceedings of ELLC and of the GP, respectively, shall be taken in connection with the transactions contemplated by the Loan Documents and shall be satisfactory in form and substance to Agent and its counsel. Agent shall have received certified copies, in form and substance satisfactory to Agent and its counsel, of each of the Borrowers and of the GP's charter and organizational documents, together with a currently issued good standing certificate of each of the Borrowers and of GP from its state of organization and from such other jurisdictions in which Borrowers' (or either of them) or GP's qualification as a foreign partnership or foreign limited liability company is required by applicable law.

(e)     Loan Documents/Security Instruments. Borrowers shall have delivered to the Agent the Revolver Loan Agreement, and the Security Instruments (only signed by ELLC), appropriately executed by all parties, witnessed and acknowledged to the satisfaction of the Agent and dated as of the Closing Date, together with such financing statements, and other documents as shall be necessary and appropriate to perfect the Agent's security interests in the Collateral covered by said Security Instruments.

(f)     Revolver Notes. Borrowers shall have delivered the Revolver Notes to the order of the respective Lenders, appropriately executed.

(g)     Mortgage. ELLC shall have executed and delivered the Mortgage to the Agent in multiple recordable form counterparts as reasonably required by the Agent.

(h)     ISDA Agreement. Borrowers shall have executed and delivered any applicable ISDA Agreement to the Swap Counterparty, if any, in counterparts as reasonably required by the Swap Counterparty and Agent.

(i)     Intercreditor Agreement. Borrowers shall have delivered any applicable Intercreditor Agreement to the Agent in counterparts as reasonably required by the Agent and the Swap Counterparty.

(j)     Title. Borrowers shall have provided the Agent with evidence satisfactory to the Agent and its legal counsel that Borrowers have valid, defensible, unencumbered title to the Collateral, including (without limitation) title reports, title opinions (division order or otherwise regarding the Mortgaged Property), lien releases, and such evidence as shall be reasonably required by the Agent pertaining to all of the existing Mortgaged Property evidencing transfer of lawful title thereto to ELLC, on behalf and for ELLC with all equitable interests therein fully vested in ELLC for all purposes.

(k)     Closing Opinions. Borrowers shall cause its outside legal counsel to deliver to the Agent and the Lenders a closing opinion covering corporate and security interest/perfection issues, including, due organization, good standing, authorization, due execution, all necessary consents, no violations of charter or organizational documents and other such matters customarily covered in such corporate and security interest/perfection opinions for secured loans of similar type and size.

(l)     Payoff; Lien Releases; UCC Terminations; Other Information. The Agent shall have received such other information, documents and assurances as shall be reasonably requested by the Agent, including (i) acceptable documentation evidencing the pay off in full of any amounts owed by Borrowers to any existing lender, (ii) as applicable, executed and recordable mortgage lien releases and UCC termination statements from any such lender regarding the Mortgaged Property, and (iii) such other information with respect to the Mortgaged Property of Borrowers as shall be reasonably requested by the Agent.

(m)     UCC Searches/Other Information. Agent shall have a certified UCC search covering Borrowers, as debtor, from the central filing office of the State of Delaware and such other jurisdictions as the Agent reasonably deems necessary or appropriate, and the Agent shall receive such other information, certificates (including a current good standing certificate issued by the Delaware Secretary of State as to Borrowers' status in Delaware), resolutions, documents and assurances as Agent shall reasonably request.

(n)     Renewal of Bank of America Loan. Pursuant to a Loan Agreement Amendment and Consent in form and substance reasonably acceptable to Agent, Borrower must obtain an extension of the final maturity date of the Bank of America unsecured loan described on Exhibit C annexed hereto to a date no earlier than April 15, 2019. Agent acknowledges and stipulates that the foregoing condition precedent of Section 5.1(n) has been satisfied.

5.2     Conditions to All Extensions of Credit. The obligation of the Lenders to make any Revolver Loan or issue any letters of credit hereunder (including the initial Revolver Loan advance to be made hereunder) is subject to the satisfaction of the following additional conditions precedent on the date of making such Revolver Loan advance or issuing such letter of credit (in each case, in addition to the conditions set forth in Section 5.1 above, and in Article II):

(a)     Representations and Warranties. The representations and warranties made by Borrowers herein and in any other Loan Document or which are contained in any certificate furnished at any time under or in connection herewith shall (i) on and as of the date of making the initial Revolver Loan advance, be true and correct and (ii) on and as of the date of making each other Revolver Loan advance or issuing a letter of credit, be true and correct in all material respects on as if made on and as of the date of such extension or such request, as applicable (except for those which expressly relate to an earlier specified date and except that any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, such representations and warranties shall be true and correct in all respects).

(b)     No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Revolver Loan advance or Letter of Credit issuance to be made on such date and the application of the proceeds thereof unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c)     Bankruptcy or Insolvency. No Bankruptcy Event shall have occurred by or with respect to either of the Borrowers or GP.

(d)     No Material Adverse Effect. No circumstance, event or condition shall have occurred or be existing which would reasonably be expected to have a Material Adverse Effect.

Each request for a Revolver Loan advance or Letter of Credit issuance (including extensions and conversions) and each acceptance by Borrowers of a Revolver Loan advance or Letter of Credit issuance (including extensions and conversions) shall be deemed to constitute a representation and warranty by Borrowers as of the date of such Revolver Loan advance or Letter of Credit issuance that the applicable conditions in subsections (a), (b), (c) and (d) of this Section 5.2 have been satisfied.

ARTICLE VI

COVENANTS

Borrowers covenant and agree with the Agent, Lenders and Letter of Credit Issuer that from the date hereof and so long as this Agreement is in effect (by extension, amendment or otherwise) and until payment in full of all Indebtedness and the performance of all other obligations of Borrowers under this Agreement, unless the Required Lender shall otherwise consent in writing:

6.1     Payment of Taxes and Claims. Borrowers will pay and discharge or cause to be paid and discharged all Taxes imposed upon the income or profits of Borrowers or upon the property, real, personal or mixed, or upon any part thereof, belonging to Borrowers before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; provided however, that Borrowers shall not be required to pay and discharge or cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and Borrowers shall pay such Tax, charge or claim before any property subject thereto shall become subject to execution.

6.2     Maintenance of Legal Existence. Borrowers will do or cause to be done all things necessary to preserve and keep in full force and effect its company existence, rights and franchises and will continue to conduct and operate its business substantially as being conducted and operated presently. Borrowers will become and remain qualified to conduct business in each jurisdiction where the nature of the business or ownership of property by Borrowers may require such qualification.

6.3     Preservation of Property. Borrowers will at all times maintain, preserve and protect all franchises and trade names and keep all the remainder of their properties which are used or useful in the conduct of its businesses whether owned in fee or otherwise, or leased, in good repair and operating condition; from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times; and comply with all material leases to which a Borrower is a party or under which a Borrower occupies property so as to prevent any material loss or forfeiture thereunder.

6.4     Insurance. To the extent customary in the oil and gas industry for similarly situated leasehold owners and producers, Borrowers will keep or cause to be kept (whether Borrowers or, if applicable, the operator of the Proven Reserves), adequately insured by financially sound and reputable insurers Borrowers' property of a character usually insured by businesses engaged in the same or similar businesses, including the Collateral casualty/hazard insurance and business interruption insurance. Upon written demand by Agent any insurance policies covering the Collateral shall be endorsed to provide for payment of losses to Agent as Lenders interest may appear, to provide that such policies may not be canceled, reduced or affected in any manner for any reason without thirty (30) days prior notice to Agent, and to provide for any other matters which Agent may reasonably require. Borrowers shall at all times maintain or, where applicable, cause the operators of the Proven Reserves to maintain adequate insurance, by financially sound and reputable insurers, including without limitation, the following coverage's: (i) insurance against damage to persons and property, including comprehensive general liability, worker's compensation and automobile liability, and (ii) insurance against sudden and accidental environmental and pollution hazards and accidents that may occur on the Mortgaged Property. Borrowers shall annually furnish to the Agent reasonable evidence of its compliance with the requirements of this Section 6.4 within fifteen (15) days of renewal of the insurance required hereby.

6.5     Compliance with Applicable Laws. Borrowers will comply with the material requirements of all applicable Laws including with limitation, Occupational Safety and Health Administration (OSHAWA) provisions, rules, regulations and orders of any Tribunal and obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.

6.6     Financial Statements and Reports.

(a)     Monthly 8-K filings. As soon as practicable and in any even within five (5) days of the filing thereof, each of the Borrowers shall furnish Agent with its monthly 8-K filings made by either of them.

(b)     Quarterly Financial Statements. As soon as practicable after the end of every fiscal quarter of Borrowers other than and except only for the fourth (4th) and final fiscal quarter of each fiscal year, and in any event within sixty (60) days thereafter, Borrowers shall furnish to the Agent their quarterly 10-Q filings, the following internally prepared financial statements, on a sound accounting basis in accordance with GAAP, consistently applied:

(i)     A balance sheet of Borrowers at the end of such period, and

(ii)     A statement of income of Borrowers for such period with year-to-date earnings, setting forth in each case in comparative form the figures for the previous fiscal year, if applicable, all in reasonable detail.

The preparer of the financial reports (the President or Chief Financial Officer or Manager of Borrower) shall execute and deliver to Agent a quarterly compliance certification in the form of Exhibit B annexed hereto, concurrent with the delivery of the quarterly financial statements pursuant to Section 6.6(b) for the first three (3) fiscal quarters of each calendar year, and concurrent with the delivery of the annual audited financial statements pursuant to Section 6.6(c) below including that he/she has obtained no knowledge of any Event of Default or Default as defined herein, or, if any Event of Default or Default existed or exists, specifying the nature and period of existence thereof and that the each of Borrowers is in compliance with all covenants, warranties, and representations set forth herein, including the financial covenant of Sections 6.30 and 6.31, respectively.

(c)     Annual Financial Statements. Within one hundred twenty (120) days of the end of the calendar year, Borrowers shall provide the Agent with their annual, financial statements audited by an outside firm of CPAs reasonably acceptable to Agent, prepared on a sound accounting basis in accordance with GAAP, consistently applied (including balance sheets and income statements) signed by the chief financial officer of each Borrower (including the information in Section 6.6(a) (i) and (ii), respectively, above for such entire applicable fiscal year period). The annual financial statements shall be delivered together with a compliance certificate substantially in the form set forth in in Exhibit B.

(d)     Tax Returns. Annually, and unless earlier delivered to Agent, within fifteen (15) days of the due date, or extended due date thereof, as applicable, Borrowers shall provide Agent with full and complete copies of their tax returns.

(e)     Hedge Reports. As soon as available on a quarterly basis and no later than 30 days after the end of each calendar quarter, Borrowers shall furnish to Agent its quarterly trading statements, setting forth as of the last Business Day of such prior calendar quarter end, a summary of its hedging positions, if any, under all Risk Management Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of Borrowers, identifying such matters as the type, term effective date, termination date and notional principal amounts or volumes, the hedged price(s), interest rate(s) or exchange rate(s), as applicable, and any new credit support agreements relating thereto not previously disclosed to Agent.

(f)     Lease Operating Statements. As soon as available, and in any event no later than 60 days after the end of each calendar quarter, a comprehensive net lease operating statement for such fiscal quarter in form and scope reasonably acceptable to Agent.

6.7     Environmental Covenants. Except as commonly occurring in the normal and customary oil and gas exploration activities from time to time, Borrowers will immediately notify the Agent of and provide the Agent with copies of any notifications of discharges or releases or threatened releases or discharges of a Polluting Substance on, upon, into or from the Collateral which are given or required to be given by or on behalf of Borrowers to any federal, state or local Tribunal if any of the foregoing may materially and adversely affect Borrowers or any part of the Collateral, and such copies of notifications shall be delivered to the Agent at the same time as they are delivered to the Tribunal. Borrowers further agree promptly to undertake and diligently pursue to completion any prudent, legally required or authorized remedial containment and cleanup action in the event of any release or discharge or threatened release or discharge of a Polluting Substance on, upon, into or from the Collateral. At all times while owning and operating the Collateral, Borrowers will maintain and retain complete and accurate records of all releases, discharges or other disposal of Polluting Substances on, onto, into or from the Collateral, including, without limitation, records of the quantity and type of any Polluting Substances disposed of on or off the Collateral.

6.8      Environmental Indemnities. Borrowers hereby agree to indemnify, defend and hold harmless the Agent, Lenders and Letter of Credit Issuer and each of its officers, directors, employees, agents, consultants, attorneys, contractors and each of its affiliates, successors or assigns, or transferees from and against, and reimburse said Persons in full with respect to, any and all out of pocket loss, liability, damage, fines, penalties, costs and expenses, of every kind and character, including reasonable attorneys' fees and court costs, known or unknown, fixed or contingent, occasioned by or associated with any claims, demands, causes of action, suits and/or enforcement actions, including any administrative or judicial proceedings, and any remedial, removal or response actions ever asserted, threatened, instituted or requested by any Persons, including any Tribunal, arising out of or related to: (a) the breach of any representation or warranty of Borrowers contained in Section 7.16 set forth herein; (b) the failure of Borrowers to perform any of their covenants contained in Section 6.7 herein; (c) the ownership, construction, occupancy, operation, use of the Collateral prior to the earlier of the date on which (i) the Indebtedness and obligations secured hereby have been paid and performed in full and the Security Instruments have been released, or (ii) the Collateral has been sold by the Agent following the Agent's ownership of the Collateral by way of foreclosure of the Liens granted pursuant hereto, deed in lieu of such foreclosure or otherwise (the "Release Date"); provided, however, this indemnity shall not apply with respect to matters caused by or arising solely from the Agent's or Lender's activities during any period of time the Agent acquires ownership of the Collateral or otherwise to the extent caused by the Agent's gross negligence or willful misconduct.

The indemnities contained in this Section 6.8 apply, without limitation, to any violation on or before the Release Date of any Environmental Laws and any liability or obligation relating to the environmental conditions on, under or about the Collateral on or prior to the Release Date

(including, without limitation: (a) the presence on, upon or in the Collateral or release, discharge or threatened release on, upon or from the Collateral of any Polluting Substances generated, used, stored, treated, disposed of or otherwise released prior to the Release Date, and (b) any and all damage to real or personal property or natural resources and/or harm or injury including wrongful death, to persons alleged to have resulted from such release of any Polluting Substances regardless of whether the act, omission, event or circumstances constituted a violation of any Environmental Law at the time of its existence or occurrence). The term "release" shall have the meaning specified in CERCLA/SARA and the terms "stored," "treated" and "disposed" shall have the meanings specified in RCRA/HSWA; provided, however, any broader meanings of such terms provided by applicable laws of the States where the Collateral is located.

The provisions of this Section 6.8 shall be in addition to any other obligations and liabilities Borrowers may have to the Agent or Lender at common law and shall survive the Release Date and shall continue thereafter in full force and effect.

The Agent and Lender agrees that in the event that such claim, suit or enforcement action is asserted or threatened in writing or instituted against it or any of its officers, employers, agents or contractors or any such remedial, removal or response action is requested of it or any of its officers, employees, agents or contractors for which Agent and/or Lenders may desire indemnity or defense hereunder, the Agent shall give written notification thereof to Borrowers.

Notwithstanding anything to the contrary stated herein, the indemnities created by this Section 6.8 shall only apply to losses, liabilities, damages, fines, penalties, costs and expenses actually incurred by the Agent and/or Lenders as a result of claims, demands, actions, suits or proceedings brought by Persons who are not the beneficiaries of any such indemnity. Agent shall act as the exclusive agent for all indemnified Persons under this Section 6.8. With respect to any claims or demands made by such indemnified Persons, the Agent shall notify Borrowers within twenty (20) days after the Agent's receipt of a writing advising the Agent of such claim or demand. Such notice shall identify (i) when such claim or demand was first made, (ii) the identity of the Person making it, (iii) the indemnified Person and (iv) the substance of such claim or demand. Failure by the Agent to so notify Borrowers within said ten (10) day period shall reduce the amount of Borrowers' obligations and liabilities under this Section 6.8 by an amount equal to any damages or losses suffered by Borrowers resulting from any prejudice caused Borrowers by such delay in notification from the Agent. Upon receipt of such notice, Borrowers shall have the exclusive right and obligation to contest, defend, negotiate or settle any such claim or demand through counsel of its own selection (but reasonably satisfactory to the Agent) and solely at Borrowers' own cost, risk and expense; provided, that the Agent, at Lenders' own several cost and expense shall have the right to participate in any such contest, defense, negotiations or settlement. The settlement of any claim or demand hereunder by Borrowers may be made only upon the prior approval of the Agent of the terms of the settlement, which approval shall not be unreasonably withheld, conditioned or delayed.

6.9     Notice of Default. Within five (5) Business Days after any officer or Manager becoming aware of any condition or event which constitutes an Event of Default or Default or any default or event of default under any other loan, mortgage, financing or security agreement, Borrowers will give the Agent a written notice thereof specifying the nature and period of existence thereof and what actions, if any, Borrowers are taking and proposes to take with respect thereto.

6.10     Notice of Litigation. Within five (5) Business Days after becoming aware of the existence of any action, suit or proceeding at law or in equity before any Tribunal, an adverse outcome in which would (i) materially impair the ability of Borrowers to carry on their businesses substantially as now conducted, (ii) materially and adversely affect the condition (financial or otherwise) of Borrowers, or (iii) result in monetary damages in excess of $100,000, Borrowers will give the Agent a written notice specifying the nature thereof and what actions, if any, Borrowers are taking and proposes to take with respect thereto.

6.11     Notice of Claimed Default. Within five (5) Business Days after becoming aware that the holder of any note or any evidence of indebtedness or other security of Borrowers has given notice or taken any action with respect to a claimed default or event of default thereunder, if the amount of the note or indebtedness exceeds $100,000 Borrowers will give the Agent a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what actions, if any, Borrowers are taking and propose to take with respect thereto.

6.12     Change of Management/Business Purpose. Within five (5) Business Days after any change in officers, directors or management of Borrowers or any officer of Borrowers holding the office of President, Borrowers shall give written notice thereof to the Agent, together with a description of the reasons for the change and a reasonably detailed management succession plan for the Agent's review.

6.13     Requested Information. With reasonable promptness, Borrowers will give the Agent such other data and information relating to Borrowers' organization, financial results, and operations of the Collateral as from time to time may be reasonably requested by the Agent.

6.14     Inspection. Borrowers will keep complete and accurate books and records with respect to the Collateral and its other properties, businesses and operations and upon reasonable advance notice will permit employees and representatives of the Agent to review, audit, inspect and examine the same and to make copies thereof and extracts therefrom during normal business hours. All such records (or accurate copies thereof if the original records are required by law, rule, regulation or ordinance to be kept in another location) shall be at all times kept and maintained at the offices of Borrowers in Oklahoma City, OK and/or Richmond, Virginia. Upon any Default or Event of Default, Borrowers will surrender all of such records relating to the Collateral to the Agent upon receipt of any request therefor from the Agent. Borrowers shall immediately notify Agent of any change in the location of their respective principal offices.

6.15     Maintenance of Employee Benefit Plans. Each Borrower will maintain each its employee benefit plan, if any, as to which such Borrower may have any liability or responsibility in compliance with ERISA and all other Laws applicable thereto.

6.16     Disposition/Negative Pledge or Encumbrance of Collateral and Other Assets. Except only for sales of Hydrocarbons derived from the Mortgaged Property in the normal and ordinary course of business, Borrowers will not sell or encumber (via mortgage, pledge, security agreement, trust transfers or similar asset protection devices or entities or otherwise) any of the Collateral or more than $100,000 of any other Hydrocarbon producing properties or working or royalty interests of whatever nature or type, whether to an Affiliate of Borrowers or otherwise, without first obtaining Agent's written consent thereto (which consent shall not be unreasonably withheld) and Borrowers will provide Agent with written notice of the sale or other disposition of any obsolete, worn out or other unused items of equipment (whether Collateral or otherwise) or any proposed sale, lease, transfer or other disposition of or mortgage, pledge, granting of a security interest in or encumbrance against any of the other assets of Borrowers, subject, however, to Borrowers' right to sell up to $100,000 worth, in the aggregate for each Borrower, of their properties or assets not constituting Collateral in the ordinary course of business during any calendar year without prior notice to Agent. Borrowers will not dispose of any of their respective assets other than in the normal and prudent ordinary course of their respective business operations.

6.17     Limitation on Other Indebtedness. Except for the items listed on Exhibit C under "Other Obligations," Borrowers will not create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any indebtedness whether evidenced by a note, bond, debenture, agreement, letter of credit or similar or other obligation, or accept any deposits or advances of any kind, except: (i) trade payables and current indebtedness (other than for borrowed money) incurred in, and deposits and advances accepted in, the ordinary course of business; (ii) indebtedness other than to the Agent hereunder; (iii) contingent liabilities arising from the operations of Borrowers in the ordinary course of business such as plugging liabilities and similar operational matters customary for operators in the oil and gas industry; and (iv) the Indebtedness, and (v) aggregate indebtedness limited to $250,000 in the aggregate unless expressly subordinated in writing to the Indebtedness in form, scope and substance acceptable to Agent. All debt other than the Indebtedness shall be subordinated to the Indebtedness through subordination agreements in form, scope and substance acceptable to the Agent.

6.18     Limitation on Liens. Borrowers will not create or suffer to exist any Lien upon the Collateral, except (i) Liens in favor of Agent securing the Indebtedness; (ii) Liens (including statutory tax liens to the extent not delinquent) arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and not involving any deposits, advances, borrowed money or the deferred purchase price of property or services; and (iii) Liens expressly permitted to exist under the terms of any of the Security Instruments.

6.19     Contingent Liabilities; Advances, Investments, Fixed Asset Purchases. Except only for the items described on Exhibit C attached hereto, Borrowers will not either directly or indirectly otherwise, (i) make investments in one or more subsidiaries or other investments not constituting a core part of Borrowers' business plan at the Closing, guarantee, become surety for, discount, endorse, agree (contingently or otherwise) to purchase, repurchase or otherwise acquire or supply or advance funds in respect of, or otherwise become or be contingently liable upon the indebtedness, obligation or liability of any Person, (ii) guarantee the payment of any dividends or other distributions upon the stock of any corporation, (iii) discount or sell with recourse or for less than the face value thereof, any of its notes receivable, accounts receivable or chattel paper; (iv) loan, agree to loan, or advance money to any Person; or (v) enter into any agreement for the purchase or other acquisition of any goods, products, materials or supplies, or for the making of any shipments or for the payment of services, if in any such case payment therefor is to be made regardless of the non-delivery of such goods, products, materials or supplies or the non-furnishing of the transportation of services; provided, however that the foregoing shall not be applicable to endorsement of negotiable instruments presented to or deposited with a bank for collection or deposit in the ordinary course of business. Except only for such acquisitions with loan advances made by the Lenders pursuant to the permitted loan purposes of Section 2.1, Borrowers will not purchase or otherwise acquire any fixed assets or make or incur capital expenditures, other than in the normal and ordinary course of Borrowers' oil and gas development business operations, in one or more series of transactions in excess of $100,000.00 in the aggregate at any time during each calendar year without the Agent's prior written consent, which such consent will not be unreasonably withheld. In no event shall Borrower make any payments or prepayments of principal on the permitted indebtedness listed in item 1 of Exhibit C until and unless the aggregate indebtedness of the Revolver Notes plus Letter of Credit Exposure is reduced to and remains at $40,000,000.00 or less.

6.20     Merger, Consolidation, Acquisition. Borrowers will not merge or consolidate with or into any other Person; or permit any Person to merge into Borrowers; or acquire all or substantially all of the assets or properties or capital stock of any other Person; or adopt or effect any plan of reorganization, recapitalization, liquidation or dissolution; provided, however, Borrowers may enter into letters of intent pertaining to merger, consolidation or acquisition subject to obtaining the Agent's written consent thereto prior to consummation of the transactions contemplated by such letter(s) of intent.

6.21     Distributions/Dividends. Borrowers will not declare, pay or become obligated to declare or pay any capital, cash or other distributions or dividends on any class of their membership units or capital stock now or hereafter outstanding, make any distribution of capital, cash or property to holders of any membership units or shares of Borrowers or shares of such stock or membership units, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of their capital stock or membership units now, or hereafter outstanding; provided, however; if and to the extent neither (i) any Default or Event of Default exists hereunder or under any of the other Loan Documents nor (ii) any Default or Event of Default would be caused by or result from such cash tax distribution, each Borrower may make distributions as are necessary for the payment by its members or shareholders of pass through federal and state income taxes due therefrom that are generated by Borrowers' taxable income, which such reasonably detailed calculations of the amount thereof shall be timely furnished to the Agent. Beginning with the fiscal quarter period ending March 31, 2019, and thereafter, additional distributions (other than as are necessary for payment of pass through federal and state income taxes due from its members due to Borrowers' taxable income, shall be allowed only if (i) no Default or Event of Default exists hereunder or under any of the other Loan Documents, (ii) no Default or Event of Default would be caused by or result from such cash distribution, and (iii) the Leverage Ratio is less than 2.50 to 1.00 and following such additional distributions the availability under the then applicable Revolver Commitment Amount is not less than twenty percent (20%); provided, however, in no event shall distributions exceed fifty percent (50%) of the prior twelve (12) months ETIBDAX.

6.22     Change of Fiscal Year. Borrowers will not change their respective fiscal year from its present fiscal year (fiscal year ending December 31).

6.23     Change of Business. Borrowers will not engage in any business activity substantially different from or unrelated to their present business activities and operations.

6.24     Articles of Incorporation; Code of Regulations and Assumed Names. Borrowers will not amend, alter, modify or restate their Articles of Incorporation or Code of Regulations in any way which would: (i) change the name or adopt a trade name for Borrowers; or (ii) in any manner adversely affect the rights of Borrowers' obligations or covenants to the Lenders hereunder.

6.25     Transactions with Affiliates. Borrowers will not enter into any transaction, including (without limitation) the purchase, sale or exchange of property or the rendering or furnishing of any service with any Affiliate of Borrowers, except transactions in the ordinary course of the businesses of Borrowers and upon fair and reasonable terms no less favorable than Borrowers would obtain in a transaction for the same purpose with a Person that is not an Affiliate of any of Borrowers.

6.26     Other Agreements. Borrowers will not enter into or permit to exist any agreement which: (i) would cause an Event of Default or a Default hereunder; or (ii) contains any provision which would be violated or breached by the performance of Borrowers' obligations hereunder or under any of the other Loan Documents.

6.27     Payment of Indebtedness. Borrowers hereby agree to pay, when due and owing, all Indebtedness, whether or not evidenced by the Revolver Note.

6.28     Hedging. Borrowers shall, except to the extent that Agent agrees otherwise in writing, maintain risk management, hedging or other similar forms of price protection for crude oil and natural gas volumes, such devices shall include a "price floor" or comparable financial hedge or Risk Management Agreement with the Swap Counterparty acceptable to Agent in all respects (including, without limitation, price and term), covering not less than (i) 80%, of Borrowers' aggregate existing oil and gas monthly production no later than September 15, 2018, through March 31, 2019, and (ii) from and including April 1, 2019, through and including the Revolver Final Maturity Date, as extended, covering not less than 50% of such monthly production (as forecast in Agent's most recent semiannual engineering valuation pursuant to Article IV hereof), and otherwise in form, content and substance acceptable to Agent. Borrower shall have the right to cure any non-performance of its covenants under this Section 6.28 within sixty (60) days of such non-performance. Borrowers shall not enter into any Prohibited Hedge Transaction, including, without limitation, any financial and physical hedge transactions affecting or covering the same volume of production for concurrent or overlapping periods of time. The applicable counterparty to any ISDA Agreement shall be the Swap Counterparty or such other counterparty acceptable to Agent and approved thereby in writing.

6.29     Collateral Borrowing Base Credit for Hedge Agreements. To the extent Borrowers are given any credit or cash flow value in the Collateral Borrowing Base determinations for any Hedge Agreements or other derivative products in effect by the Swap Counterparty from time to time (semiannual engineering redeterminations or otherwise), Borrowers shall not liquidate, cancel, terminate or otherwise "unwind" any hedges, rate Risk Management Agreement or other Hedge Agreement therewith without the prior verbal consent of Agent (to be confirmed in writing within one (1) Business Day thereafter), which such consent will not be unreasonably withheld, delayed or conditioned).

6.30     Maximum Leverage Ratio. Borrowers will not permit its consolidated Leverage Ratio, determined as of the end of each fiscal quarter, to be greater than 3.50 to 1.00, commencing for the quarter ended December 31, 2018, testing on an annualized basis (one quarter annualized as of December 31, 2018, two quarters annualized as of March 31, 2019, and three quarters annualized as of June 30, 2019). Commencing September 30, 2019, Leverage Ratio will be tested on a trailing twelve months basis.

6.31     Current Ratio. Borrowers will not permit their consolidated Current Ratios to be less than 1.0 to 1.0, determined as of the end of each fiscal quarter, commencing with the quarter ended December 31, 2018.

6.32     Operating Accounts; Treasury Management. Borrowers shall utilize the Agent's treasury management services and will maintain each of their respective primary operating accounts at the Agent into which all proceeds and remittances of product sales shall be promptly deposited, each of which shall be established within sixty (60) days following the execution and delivery of this Agreement.

6.33     ELP Assets. ELP shall not own oil and gas properties, all of which shall continue to be owned by ELLC.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make Revolver Loans to Borrowers under the provisions hereof, and in consideration thereof, Borrowers represent, warrant and covenant as follows:

7.1     Organization and Qualification. ELP is duly organized, validly existing and in good standing as a limited partnership under the Laws of Delaware, ELLC is duly organized, validly existing and in good standing as a limited liability company under the Laws of Delaware, and each Borrower and is duly licensed or registered, as applicable, and in good standing as a foreign partnership or limited liability company, as applicable, in each jurisdiction in which the nature of the business transacted or the property owned is such as to require licensing or qualification as such.

7.2     Litigation. Except for the actions described on Exhibit D attached hereto, to the best of Borrowers' knowledge, there is no action, suit, investigation or proceeding threatened or pending before any Tribunal against or affecting Borrowers or any properties or rights of any of Borrowers which, if adversely determined, would result in a liability of greater than $100,000 or would otherwise result in any Material Adverse Change in the business or condition, financial or otherwise, of Borrowers. Borrowers are not, to the best of its knowledge, in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Tribunal.

7.3     Financial Statements. Borrowers' most recent unaudited financial statements which have been furnished to the Agent have been prepared in conformity with sound accounting principles, consistently applied, show all material liabilities, direct and contingent, and fairly present the financial condition of Borrowers as of the date of such statements and the results of their operations for the period then ended, and since the date of such statements there has been no Material Adverse Change in the business, financial condition or operations of Borrowers.

7.4     Conflicting Agreements and Other Matters. To the best of Borrowers' knowledge, Borrowers are not in default in the performance of any obligation, covenant, or condition in any material agreement to which a Borrower is a party or by which a Borrower is bound. Borrowers are not a party to any contract or agreement or subject to any other restriction which materially and adversely affects their business, property or assets, or financial condition. Borrowers are not a party to or otherwise subject to any contract or agreement which restricts or otherwise affects the right or ability of Borrowers to execute the Loan Documents or the performance of any of their respective terms. Neither the execution nor delivery of any of the Loan Documents, nor fulfillment of nor compliance with their respective terms and provisions will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (except those created by the Loan Documents) upon any of the properties or assets of Borrowers pursuant to, or require any consent, approval or other action by or any notice to or filing with any Tribunal (other than routine filings after the Closing Date with the Securities and Exchange Commission, any securities exchange and/or state blue sky authorities) pursuant to the Certificate of Formation and Operating Agreement of Borrowers, as applicable, any award of any arbitrator, or any agreement, instrument or Law to which Borrowers are subject.

7.5     Authorization. The members and managers of Borrowers have duly authorized the execution and delivery of each of the Loan Documents and the performance of their respective terms. No other consent of any other Person, except for the Agent and Lenders, is required as a prerequisite to the validity and enforceability of the Loan Documents.

7.6     Purposes. Borrowers are not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by the Agent, Borrowers will furnish to the Agent a statement in conformity with the requirements of Federal Reserve Form U-1, referred to in Regulation U, to the foregoing effect. Neither Borrowers nor any agent acting on behalf thereof has taken or will take any action which might cause this Agreement or the Note to violate any regulation of the Board of Governors of the Federal Reserve System (including Regulations G, T, U and X) or to violate any securities laws, state or federal, in each case as in effect now or as the same may hereafter be in effect.

7.7     Compliance with Applicable Laws. To the best of its knowledge, Borrowers are in compliance with all Laws, ordinances, rules, regulations and other legal requirements applicable to Borrowers and the business conducted by it, the violation of which could or would have a material adverse effect on its business or condition, financial or otherwise. Neither the ownership of any shares or membership interests of Borrowers, nor any continued role of any Person in the management or other affairs of Borrowers (i) will result or could result in Borrowers' noncompliance with any Laws, ordinances, rules, regulations and other legal requirements applicable to Borrower, or (ii) could or would have a material adverse effect on the business or condition, financial or otherwise, of Borrowers.

7.8     Possession of Franchises, Licenses. To the best of Borrowers' knowledge, Borrowers possess all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and Borrowers are not in violation of any thereof in any material respect.

7.9     Leases, Easements and Rights of Way. To the best of Borrowers' knowledge, Borrowers enjoy peaceful and undisturbed possession of all leases, easements and rights of way necessary in any material respect for the operation of his properties and assets, none of which contains any unusual or burdensome provisions that might materially affect or impair the operation of such properties and assets. All such leases, easements and rights of way are valid and subsisting and are in full force and effect.

7.10     Taxes. Borrowers have filed all Federal, state and other income tax returns which are required to be filed and have paid all Taxes, as shown on said returns, and all Taxes due or payable without returns and all assessments received to the extent that such Taxes or assessments have become due. All Tax liabilities of Borrowers are adequately provided for on the books of Borrowers, including interest and penalties. No income tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid.

7.11     Disclosure. Neither this Agreement nor any other Loan Document or writing furnished to Agent by or on behalf of Borrowers in connection herewith contains any untrue statement of a material fact nor do such Loan Documents and writings, taken as a whole, omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to Borrowers and not reflected in the financial statements provided to Agent which materially adversely affects its assets or in the future may materially adversely affect the business, property, assets or financial condition of Borrowers which has not been set forth in this Agreement, in the Loan Documents or in other documents furnished to Agent by or on behalf of Borrowers prior to the date hereof in connection with the transactions contemplated hereby.

7.12     Investment Company Act Representation. Borrowers are not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

7.13     ERISA. Since the effective date of Title IV of ERISA, no Reportable Event has occurred with respect to any Plan. For the purposes of this section the term "Reportable Event" shall mean an event described in Section 4043(b) of ERISA. For the purposes hereof the term "Plan" shall mean any plan subject to Title IV of ERISA and maintained for employees of Borrowers, or of any member of a controlled group of corporations, as the term "controlled group of corporations" is defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the "Code"), of which any of Borrowers are a part. Each Plan established or maintained by Borrowers are in material compliance with the applicable provisions of ERISA, and Borrowers have filed all reports required by ERISA and the Code to be filed with respect to each Plan. Borrowers have met all requirements with respect to funding Plans imposed by ERISA or the Code. Since the effective date of Title IV of ERISA there have not been any nor are there now existing any events or conditions that would permit any Plan to be terminated under circumstances which would cause the lien provided under Section 4068 of ERISA to attach to the assets of Borrowers. The value of each Plan's benefits guaranteed under Title IV of ERISA on the date hereof does not exceed the value of such Plan's assets allocable to such benefits on the date hereof.

7.14     Fiscal Year. The fiscal year of Borrowers ends as of December 31 of each year.

7.15     Title to Properties; Authority. Borrowers have full power, authority and legal right to own and operate the properties which they now own and operate, and to carry on the lines of business in which they are now engaged, and ELLC has good and marketable title to the Mortgaged Property subject to no Lien of any kind except Liens permitted by this Agreement. Borrowers has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement and the other Loan Documents. ELLC further represents to Agent that any and all after acquired interest in any one or more of the Mortgaged Property being concurrently or subsequently assigned of record to ELLC is and shall be deemed encumbered by the Mortgage in all respects.

7.16     Environmental Representations. To the best of each Borrowers' knowledge and belief, upon reasonable and good faith inquiry exercised with due diligence and in accordance with normal industry standards:

(a)     Borrowers are not subject to any liability or obligation relating to (i) the environmental conditions on, under or about the Collateral, including, without limitation, the soil and ground water conditions at the location of any of such Borrowers' properties, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Polluting Substance;

(b)     Borrowers have not obtained and are not required to obtain or make application for any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, facilities, fixtures and equipment forming a part of the Collateral by reason of any Environmental Laws;

(c)     Borrowers have taken reasonable steps to determine and have determined, to the best of such Borrowers' knowledge, that no Polluting Substances have been disposed of or otherwise released on, onto, into, or from the Collateral (the term "release" shall have the meanings specified in CERCLA/SARA, and the term "disposal" or "disposed" shall have the meanings specified in RCRA/HSWA; provided, in the event either CERCLA/SARA or RCRA/HSWA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and provided further, to the extent that the laws of any State or Tribunal establish a meaning for "release," "disposal" or "disposed" which is broader than that specified in CERCLA/SARA, RCRA/HSWA or other Environmental Laws, such broader meaning shall apply) that causes, creates or results in a Material Adverse Change or a material adverse effect on any Borrower or its financial capabilities or the Mortgaged Properties;

(d)     There are no PCB's or asbestos-containing materials, whether in the nature of thermal insulation products such as pipe boiler or breech coverings, wraps or blankets or sprayed-on or troweled-on products in, on or upon the Collateral; and

(e)     There is no urea formaldehyde foam insulation ("UFFI") in, on or upon the Collateral.

7.17     Oil and Gas Contracts. All contracts, agreements and leases related to any of the oil and gas mining, mineral or leasehold properties and all contracts, agreements, instruments and leases to which any Borrower is a party, to the best of such Borrowers' knowledge, are valid and effective in accordance with their respective terms, and to the best of Borrowers' knowledge and belief, (i) all agreements included in the oil and gas mining, mineral or leasehold properties in the nature of oil and/or gas purchase agreements, and/or oil and/or gas sale agreements are in full force and effect, (ii) are valid and legally binding obligations of the parties thereto, (iii) all payments due thereunder have been made, except for those suspended for reasonable cause in the ordinary course of business; and, (iv) there is not under any such contract, agreement or lease any existing default known or that should be known to such Borrower by any party thereto or any event which, with notice or lapse of time, or both, would constitute such default, other than minor defaults which, in the aggregate, would result in losses or damages of more than $200,000 to Borrower.

7.18      Natural Gas Policy Act and Natural Gas Act Compliance. To the best of Borrowers' knowledge, all material filings and approvals under the Natural Gas Policy Act of 1978, as amended, and the Natural Gas Act, as amended, or with the Federal Energy Regulatory Commission (the "FERC") or required under any rules or regulations adopted by the FERC which are necessary for the operation of Borrowers' businesses or the Collateral in the manner in which they are presently being operated have been made and the terms of the agreements and contractual rights included in Borrowers' businesses or the Collateral do not conflict with or contravene any such Law, rule or regulation.

7.19      Take or Pay Obligations, Prepayments, BTU Adjustments and Balancing Problems. To the best of Borrowers' knowledge, there is no take or pay obligation under any gas purchase agreement comprising a portion of the Collateral which is not matched by a commensurate and corresponding pay or take obligation binding upon the purchaser under a corresponding gas sales agreement such that with respect to the ownership and operation of the business of Borrowers or the Collateral, any such obligation in favor of any seller under any gas purchase agreement to which such Borrower is a "buyer" is matched by a corresponding obligation on the part of "purchasers" under corresponding gas sales agreements pursuant to which such Borrower is the "seller". To the best of Borrowers' knowledge, neither Borrowers nor the Collateral is subject to requirements to make BTU adjustments or effect gas balancing in favor of third parties which would result in Borrowers being required to (i) deliver gas at a price below that established in applicable gas sales agreements or on behalf of and for the benefit of third parties in exchange or to otherwise compensate for prior above market or above contract purchases of gas from Borrowers or their predecessors in interest, or (ii) balance in kind by allowing other owners in the Collateral to make up the past imbalances in gas sales, or (iii) balance in cash by paying other owners of the collateral for the past gas imbalances except for the matters described on Exhibit E hereto which have been disclosed to Borrowers.

7.20      Gas Purchase Obligations in Excess of Gas Sales Rights. The ownership and operation of the business operations of Borrowers or the Collateral have not resulted or will not result in the existence of minimum purchase obligations under any gas purchase agreement (relating to the volume of gas to be taken thereunder or the price to be paid with respect thereto for the duration of any such gas purchase agreement) which are not matched by corresponding and commensurate rights to sell all such gas under applicable gas sales agreements at prices in excess of the amount to be paid therefor under gas purchase agreements (without regard to costs associated with transporting any such gas and risks of volume "shrinkage" occurring in the transportation process).

7.21     Ownership of Mortgaged Property. Borrowers hereby represent, warrant and covenant that as of the Closing Date, ELLC will own the working interests, royalty interests and net revenue interests in the oil and gas leasehold estate for the Mortgaged Property covered by the Mortgage as represented to Agent and free and clear of all Liens.

7.22     Additional Swap Agreement Representations. Borrowers hereby represent and warrant to Agent and covenants with the Agent and Lenders that:

(a) the rate, asset, liability or other notional item underlying any Swap Agreement regarding an interest or monetary rate, or foreign exchange swap, entered into or executed in connection with this Loan Agreement is or is directly related to, a financial term hereof;

(b) the aggregate notional amount of all Swap Agreements entered into or executed by any Borrowers in connection with the financial terms of this Loan Agreement, whether entered into or executed with Borrowers or any other individual or entity, will not at any time exceed the aggregate principal amount outstanding hereunder, as such amounts may be determined or calculated contemporaneously form time to time during and throughout the terms of this Loan Agreement;

(c) each Swap Agreement entered into or executed in connection with the financial terms of this Loan Agreement has been or will be entered into no earlier than ninety (90) days before and no later than one hundred eighty (180) days after the date hereof or of any transfer of principal hereunder;

(d)     the purpose of any Swap Agreements in respect of any commodity entered into or executed in connection with this Loan Agreement is to hedge commodity price risks incidental to Borrowers' business and arising from potential changes in the price of such commodity; and

(e)     each Swap Agreement entered into or executed in connection with this Loan Agreement mitigates against the risk of repayment hereof and is not for the purpose of speculation.

For purposes hereof, the term (i) "financial term" shall include, without limitation, the duration or term of the Loan Agreement, rate of interest, the currency or currencies in which the Revolver Loan is made and its principal amount, and (ii) "transfer of principal" means any draw of principal under the Loan Agreement, any amendment, restructuring, extension or other modification of the Loan Agreement.

7.23     Provisions Ensuring all Swap Obligations are with an ECP. Each Qualified ECP Guarantor, if any, hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other guarantor to honor all of its obligations under such guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.23 or otherwise under such guaranty, as it relates to such other guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Qualified ECP Guarantor intends that this Section constitute, and this Section 7.23 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

7.24     Ownership of Properties. ELP does not directly own any oil and gas properties or interests therein.

ARTICLE XIII

EVENTS OF DEFAULT

8.1     Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of Law or otherwise):

(a)     Borrowers shall fail to make any monthly or other scheduled payment on the Revolver Notes when due and such failure shall continue for three (3) days after such due date, or fail to pay the Revolver Notes within five (5) days of the scheduled due date thereof (whether by extension, renewal, acceleration, maturity or otherwise); or

(b)     Any representation or warranty of Borrowers made herein or in any writing furnished in connection with or pursuant to any of the Loan Documents shall have been false or misleading in any material respect on the date when made and continues to have a material adverse effect on Borrowers or their financial capacity or business operations; or

(c)     Borrowers shall fail to duly observe, perform or comply with any covenant, agreement or term (other than payment provisions which are governed by Section 8.1(a) hereof) contained in this Agreement or any of the Loan Documents and such default or breach shall have not been cured or remedied within the earlier of thirty (30) days after Borrowers shall know (or should have known) of its occurrence or twenty (20) days following receipt of notice thereof from the Agent; or

(d)     Borrowers shall default in the payment of principal or of interest on any other obligation for money borrowed or received as an advance (or any obligation under any conditional sale or other title retention agreement, or any obligation issued or assumed as full or partial payment for property whether or not secured by purchase money Lien, or any obligation under notes payable or drafts accepted representing extensions of credit) in excess of $100,000 beyond any grace period provided with respect thereto, or shall default in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created (or if any other default under any such agreement shall occur and be continuing beyond any period of grace provided with respect thereto) if the effect of such default is to cause the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to accelerate the due date of such obligation prior to its scheduled date of maturity; or

(e)     Any (i) Bankruptcy Event shall occur with respect to either of the Borrowers or GP; or (ii) Borrowers shall fail to make timely payment or deposit of any amount of tax required to be withheld by Borrowers and paid to or deposited to or to the credit of the United States of America pursuant to the provisions of the Internal Revenue Code of 1986, as amended, in respect of any and all wages and salaries paid to employees of Borrowers; or

(f)     Any final judgment on the merits for the payment of money in an amount in excess of $100,000 shall be outstanding against Borrowers, and such judgment shall remain unstayed and in effect and unpaid for more than thirty (30) days; or

(g)     Any Reportable Event described in Section 7.13 hereof which the Agent determines in good faith might constitute grounds for the termination of a Plan therein described or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Agent by Borrowers, or any such Plan shall be terminated, or a trustee shall be appointed by a United States District Court to administer any such Plan or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan; or

(h)     Any default or event of default occurs under any of the other Loan Documents, including without limitation, the Mortgage or any default or event of default occurs under any other agreement between Borrowers and the Agent and/or Lenders; or

(i)     Any default, event of default, termination event, additional termination event or similar event occurs under any Hedge Agreement between Borrowers and any Swap Counterparty; or

(j)     A Material Adverse Change shall occur and not be remedied within thirty (30) days of its occurrence or Borrowers' receipt of notification thereof from the Agent.

8.2     Remedies. Upon the occurrence of any Event of Default referred to in Section 8.1(e) the Revolver Commitment shall immediately terminate, and the Revolver Note and all other Indebtedness shall be immediately due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, and without prejudice to any right or remedy of the Agentunder this Agreement or the Loan Documents or under applicable Law of under any other instrument or document delivered in connection herewith, the Agent may (i) immediately impose the Default Rate on the Revolver Notes and all other outstanding Indebtedness, (ii) declare the Revolver Commitment terminated, and/or (iii) declare the Revolver Commitment terminated and declare the Revolver Notes and the other Indebtedness, or any part thereof, to be forthwith due and payable, whereupon the Revolver Notes and the other Indebtedness, or such portion as is designated by the Agent shall forthwith become due and payable, without presentment, demand, notice or protest of any kind, all of which are hereby expressly waived by Borrowers. No delay or omission on the part of the Agent in exercising any power or right hereunder or under the Revolver Notes, the Loan Documents or under applicable law shall impair such right or power or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise by the Agent of any such power or right preclude other or further exercise thereof or the exercise of any other such power or right by the Agent. In the event that all or part of the Indebtedness becomes or is declared to be forthwith due and payable as herein provided, the Agent shall have the right to set off the amount of all the Indebtedness of Borrowers owing to the Agentagainst, and shall have, and is hereby granted by Borrowers, a lien upon and security interest in, all property of Borrowers in the Agent's possession at or subsequent to such default, regardless of the capacity in which the Agent possesses such property, including but not limited to any balance or share of any deposit, collection or agency account. After Default all proceeds received by the Agent may be applied to the Indebtedness in such order of application and such proportions as the Agent, in its discretion, shall choose. At any time after the occurrence and continuation of any Event of Default, the Agent may, at its option, cause an audit of any and/or all of the books, records and documents of Borrowers to be made by auditors reasonably satisfactory to the Agent at the expense of Borrowers. The Agent also shall have, and may exercise, each and every right and remedy granted to it for default under the terms of the Security Instruments and the other Loan Documents.

8.3     Allocation of Payments after Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received on or in respect of the Indebtedness (or other amounts owing under the Loan Documents in connection therewith) shall be paid over or delivered in accordance with any Intercreditor Agreement, or if no Intercreditor Agreement is in place, in the Agent's discretion.

ARTICLE IX

LOAN OPERATIONS

9.1     Interests in Loans/Commitments. The Percentage Interest of each of the Lenders, as well as each Lender that may hereafter become an Assignee or Credit Participant pursuant to Article X hereof, for the amount of Indebtedness not in excess of the aggregate Revolver Commitment shall be evidenced by an additional Note(s) issued hereunder by Borrower to the order of such additional Lender in form and content similar to the applicable form of Revolver Notes executed by the existing Lenders (in which event such existing Revolver Notes of the selling Lender would be reissued concurrently therewith in a correspondingly reduced original principal amount). In no event shall the aggregate outstanding principal amount of all Revolver Notes issued hereunder exceed the Revolver Commitment Amount in all of the Revolver Notes and Letters of Credit and the Revolver Commitment, which shall be computed for each existing Lender as more particularly set forth in Schedule 1 annexed hereto, as modified, supplemented and amended from time to time in connection with Section 2.1. The respective Percentage Interests of Lenders as from time to time in effect and reflected in the Register, are referred to as the Percentage Interest with respect to all or any portion of the Revolver Loans, the Letters of Credit and the Revolver Commitment. Lenders signatory hereto have no obligation to increase the Commitments above either such Lender's respective existing Percentage Interest or applicable Commitment amount or, in the aggregate for all of the Lenders, to an amount in excess of the aggregate amount of applicable Commitments set forth on Schedule I, as revised and supplemented from time to time, and any future determination of Lenders to increase their individual Commitment shall be in Lenders' sole and absolute discretion and, if applicable, subject to such Lender obtaining Assignee(s) or Credit Participant(s) under Article X hereof for all amounts of the respective Commitment(s) in excess of the existing maximum amount of such amount(s).

9.2     Authority to Act. Each Lender appoints and authorizes Agent to act for such Lender as agent in connection with the transactions contemplated by this Agreement and the other Credit Documents on the terms set forth herein. In acting hereunder, Agent is acting for the account of Simmons Bank to the extent of its Percentage Interest, and, in each such instance Agent is also acting for the account of each other Lender to the extent of such Lender's Percentage Interest, and all action in connection with the enforcement of, or the exercise of any remedies (other than Lenders' rights of set off as provided herein or in any other Credit Document) in respect of the Collateral shall be taken by Agent in accordance herewith. Each of Lenders now or hereafter signatory party hereto shall initially and primarily contact and deal with Agent insofar as loan operations and remedial or other actions are concerned in connection with the Loans, Borrower and the compliance of Borrower with its liabilities, duties and obligations hereunder and under the other Credit Documents. The amounts payable at any time under the Credit Documents to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.3     Borrower to Pay Agent. Borrower shall be fully protected in making all payments in respect of the Notes evidencing the Loans to Agent, in relying upon consents, modifications and amendments executed by Agent purportedly on Lenders' behalf, and in dealing with Agent as herein provided. Upon three (3) Business Days' notice, Agent may charge the accounts of Borrower, on the dates when the amounts thereof become due and payable under the Loan Documents, including any amounts paid by Agent to third parties under Letters of Credit or drafts presented thereunder, commitment fees, Letter of Credit issuance fees and fronting or processing/application fees pertaining thereto, commitment fees, Non Usage Fees, and all other fees and amounts owing under any Credit Document.

9.4     Lender Operations for Advances, Letters of Credit.

(a)     Advances. On the funding date for each Loan evidenced by a Note, each Lender shall advance to Agent in immediately available funds such Lender's Percentage Interest in the portion of a Loan advanced on such funding date prior to 1:00 o'clock p. m. (applicable current time in Little Rock, Arkansas). If such funds are not received at such time, but all applicable conditions set forth in Article VII have been satisfied, each Lender authorizes and requests Agent to advance for such Lender's account, pursuant to the terms hereof, the Lender's respective Percentage Interest in such portion of such Loan and agrees to reimburse Agent in immediately available funds for the amount thereof prior to 2:00

o'clock p.m. (applicable current time in Little Rock, Arkansas) on the day any portion of such Loan is advanced hereunder; provided, however, that Agent is not required or authorized to make any such advance for the account of any Lender who has previously notified Agent in writing that such Lender will not be performing its obligations to make further advances hereunder.

(b)     Letters of Credit. Each of Lenders authorizes and requests each Letter of Credit Issuer to issue the Letters of Credit provided for in Article II and agrees to purchase a participation in each of such Letters of Credit in an amount equal to its Percentage Interest in the amount of each such Letter of Credit. Promptly upon the request of any Letter of Credit Issuer, each Lender shall reimburse such Letter of Credit Issuer in immediately available funds for such Lenders Percentage Interest in the amount of all Indebtedness to third parties incurred by the Letter of Credit Issuer in respect of each Letter of Credit and each draft accepted under a Letter of Credit to the extent not timely reimbursed by Borrower. Each Letter of Credit Issuer will notify each Lender (and Agent if Agent is not the Letter of Credit Issuer) of the issuance of each Letter of Credit, the amount and date of payment of any draft drawn or accepted under a Letter of Credit and whether in connection with the payment of any such draft the amount thereof was added to the Revolver Loans or was reimbursed by Borrower.

(c)     Agent to Allocate Payments. All payments of principal and interest in respect of the extensions of credit made pursuant to this Agreement, reimbursement of amounts paid by each Letter of Credit Issuer to third parties under Letters of Credit or drafts presented thereunder, Letter of Credit issuance fees, commitment fees, and other fees under this Agreement, shall, as a matter of convenience, be made by Borrower to the applicable Letter of Credit Issuer or Agent, as the case may be. The share of each Lender shall be credited to such Lender by Agent in immediately available funds in such manner that the principal amount of the Loans to be paid shall be paid proportionately in accordance with Lenders' respective Percentage Interests in such Loans, except as otherwise provided in this Agreement.

(d)     Delinquent Lenders; Nonperforming Lenders. In the event that any Lender fails to reimburse Agent pursuant to Section 9.8(g) for the Percentage Interest of such Lender (a "Delinquent Lender") in any credit advanced by Agent pursuant hereto at a time when Borrower is not in Default hereunder, overdue amounts (the "Delinquent Payment") due from the Delinquent Lender to Agent shall bear interest, payable by the Delinquent Lender on demand, at a per annum rate equal to (a) the Federal Funds Rate for the first three days overdue and (b) the sum of two percentage points (2%) plus the Federal Funds Rate for any longer period. Such interest shall be payable to Agent for its own account for the period commencing on the date of the Delinquent Payment and ending on the date the Delinquent Lender reimburses Agent on account of the Delinquent Payment (to the extent not paid by Borrower as provided below) and the accrued interest thereon (the "Delinquency Period"), whether pursuant to the assignments referred to below or otherwise. Upon notice by Agent, Borrower will pay to Agent the principal (but not the interest) portion of the Delinquent Payment. During the Delinquency Period, in order to make reimbursements for the Delinquent Payment and accrued interest thereon, the Delinquent Lender shall be deemed to have assigned to Agent all interest, commitment fees and other payments made by Borrower hereunder that would have thereafter otherwise been payable under the Credit Documents to the Delinquent Lender. During any other period in which any Lender is not performing its obligations to extend credit under Article II hereof (a "Nonperforming Lender"), the Nonperforming Lender shall be deemed to have assigned to each Lender that is not a Nonperforming Lender (a "Performing Lender") all principal and other payments made by Borrower that would have thereafter otherwise been payable thereunder to the Nonperforming Lender. Agent shall credit a portion of such payments to each Performing Lender in an amount equal to the Percentage Interest of such Performing Lender divided by one minus the Percentage Interest of the Nonperforming Lender until the respective portions of the Loans owed to all Lenders are the same as the Percentage Interests of Lenders immediately prior to the failure of the Nonperforming Lender to perform its obligations under Article II hereof. The foregoing provisions shall be in addition to any other remedies Agent, the Performing Lenders or Borrower may have under Law or equity against the Delinquent Lender as a result of the Delinquent Payment or against the Nonperforming Lender as a result of its failure to perform its obligations under Article II hereof.

9.5     Sharing of Payments. To the extent not prohibited by applicable Lender regulatory and legal requirements imposed on a mandatory basis under applicable Law, each Lender agrees that (i) other than permitted pursuant to Section 12.24, if by exercising any right of set off or counterclaim or otherwise, it shall receive (whether directly or on account of an Affiliate of such Lender exercising a right of set off) payment of (a) a proportion of the aggregate amount due with respect to its Percentage Interest in the Loans, Letters of Credit and such Hedge Transaction other than on account of cash collateral held by a Hedge Lender securing and collateralized by cash collateral which is greater than (b) the proportion received by any other Lender in respect of the aggregate amount due with respect to such other Lender's Percentage Interest in the Loans, Letters of Credit and Hedge Transaction not collateralized by cash collateral, and (ii) if such inequality shall continue for more than ten (10) days, the Lender receiving such proportionately greater payment shall purchase participations in the Percentage Interests in the Loans and Letters of Credit held by the other Lenders, and such other adjustments shall be made from time to time (including rescission of such purchases of participations in the event the unequal payment originally received is recovered from such Lender through bankruptcy proceedings or otherwise), as may be required so that all such payments of principal and interest with respect to the Loans, Letters of Credit and Hedge Transaction not collateralized by cash collateral held by Lenders shall be shared by Lenders pro rata in accordance with their respective Percentage Interests; provided, however, that this Section 9.5 shall not impair the right of any Lender to exercise any right of set off or counterclaim it may have and to apply the amount subject to such exercise to the payment of Indebtedness of Borrower (including Hedge Transaction collateralized by cash collateral) other than Borrower's Indebtedness with respect to the Loans, Letters of Credit and Hedge Transaction not collateralized by cash collateral; and provided, further, that this Section 9.5 shall not impair the right of any Lender or Affiliate thereof to exercise any right of netting, set-off or counterclaim including any rights of netting or set-off of or against any collateral or letter of credit pledged by Borrower, to such Hedge Lender under any cash collateralized Hedging Transaction, such netting, set-off or counterclaim being expressly excluded from the duty to share the proceeds on a ratable basis with the other Lenders. Each Lender that grants a participation in the Loans and Commitments to a Credit Participant shall require as a condition to the granting of such participation that such Credit Participant agree to share payments received in respect of the Indebtedness as provided in this

Section 9.5. The provisions of this Section 9.5 are for the sole and exclusive benefit of Lenders and no failure of any Lender to comply with the terms hereof shall be available to Borrower as a defense to the payment of the Loans.

9.6     Amendments, Consents, Waivers. Except as otherwise set forth herein, Agent may (and upon the written request of the Required Lenders the applicable Agent shall) take or refrain from taking any action under this Agreement or any other Credit Document. No modification, forbearance or waiver of compliance with any covenant, term or condition in this Agreement or any other Credit Document or any Default or Event of Default shall be binding upon all of the Lenders unless consented to in writing by the Required Lenders (as calculated pursuant to the respective Percentage Interests specified in Section 9.1 above (other than Delinquent Lenders during the existence of a Delinquency Period so long as such Delinquent Lender is treated the same as the other Lenders with respect to any proposed action); provided, however, that without the written consent of each Lender (other than Delinquent Lenders during the existence of a Delinquency Period so long as such Delinquent Lender is treated the same as the other Lenders with respect to any actions enumerated below):

(a)     no reduction or waiver shall be made in (i) the amount of principal of any of the Loans, reimbursement obligations for payments made under Letters of Credit or any other payment obligations, (ii) interest rate on the Notes, (iii) the Letter of Credit issuance fees (excluding, however, Letter of Credit fronting and/or processing/application fees, the amount of which shall be within the reasonable discretion of each applicable Letter of Credit Issuer), or (iv) Commitment or non-usage fees;

(b)     no change shall be made in the stated time of payment of all or any portion of any of the Revolver Notes or interest thereon or reimbursement of payments made under Letters of Credit or fees relating to any of the foregoing payable to all of the Lenders and no waiver shall be made of any Default or Event of Default under Section 7.1(a);

(c)     subject to the provisions of Section 10.4, no increase shall be made in the amount, or extension of the term, of any of the Commitments or the Revolver Commitment Amount;

(d)     no alteration shall be made of Lenders' rights of set off contained herein or in the other Credit Documents, or of the pro rata sharing provisions of Section 9.5 or any waterfall, payment or distribution priority provisions of the Credit Documents;

(e)     no release of any Collateral, other than cash Collateral released in the ordinary course of business or sales of business ownership interests for fair value, shall be made in excess of $500,000 in the aggregate during any consecutive twelve (12) month period (except that Agent may release particular items of Collateral in dispositions permitted by the Collateral Documents in accordance with the terms and provisions thereof and may release all of the Collateral upon the payment in full of the Loans and all other Indebtedness and termination or extinguishment of the Commitments without the written consent of Lenders);

(f)     no extension of the stated expiration date of any Letter of Credit beyond the Revolver Final Maturity Date shall be made;

(g)     no release of Borrower or Guarantor shall be made;

(h)     no increase in the Maximum Revolver Commitment Amount shall be made; or

(i)     no amendment to, modification of or waiver to Section 2.17, Section 2.19, Article V, this Section 9.6, Section 9.7, Article X, the definition of "Required Lenders", the definition of or provisions relating to determining a Lender's "Percentage Interest" or any other provision of the Credit Documents that provides for the consent of all Lenders shall be made.

9.7     Agent's Resignation. Agent may resign at any time by giving at least thirty (30) days' prior written notice of its intention to do so to each other of Lenders and Borrower and upon the appointment by the Required Lenders of a successor Agent satisfactory to Borrower (so long as no Event of Default exists). If no successor Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Agent's giving of such notice of resignation, then the retiring Agent may with the written consent of Borrower (so long as no Event of Default exists), which shall not be unreasonably withheld, appoint a successor Agent which shall be a Lender or a trust company organized under the Laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $500,000,000; provided, however, that any successor Agent appointed under this sentence may be removed upon the written request of the Required Lenders. Upon the appointment of a new Agent hereunder, the term "Agent" shall for all purposes of the Credit Documents thereafter mean such successor. After any retiring Agent's resignation hereunder as Agent, or the removal hereunder of any successor Agent, the provisions of the Credit Documents shall continue to inure to the benefit of such Agent as to any actions taken or omitted to be taken by it while it was Agent under the Credit Documents. Upon the written direction of the Required Lenders, any Agent may be removed for cause, provided that if the same Person serves as both Agent and the Collateral Agent, then the removal of any Agent for cause shall automatically cause such Person to be removed in its capacity as the other Agent, and the Required Lenders may appoint one or more Persons as successor Agent or Collateral Agent, or both, contemporaneously with, upon or after such removal.

9.8     Concerning Agents.

(a)     Action in Good Faith. Agent and its officers, directors, employees and agents shall be under no liability to any Lenders or to any future holder of any interest in the Indebtedness for any action or failure to act taken or suffered in good faith, other than gross negligence or willful misconduct and any action or failure to act in accordance with an opinion of its counsel shall conclusively be deemed to be in good faith. Agent shall in all cases be entitled to rely, and shall be fully protected in relying, on instructions given to Agent by the Required Lenders.

(b)     No Implied Duties. Agent shall have and may exercise such powers as are specifically delegated to Agent under this Agreement or any other Credit Document together with all other powers incidental thereto. Agent shall not have any implied duties to any Person or any obligation to take any action under this Agreement or any other Credit Document except for action specifically provided for in this Agreement or any other Credit Document to be taken by Agent. Before taking any action under this Agreement or any other Credit Document, Agent may request an appropriate specific indemnity satisfactory to it from each Lender in addition to the general indemnity provided for in Section 9.11. Until Agent has received such specific indemnity, Agent shall not be obligated to take (although Agent may in its sole discretion take) any such action under this Agreement or any other Credit Document. Each Lender confirms that Agent does not have a fiduciary relationship to Lenders under the Credit Documents. Borrower confirms that neither Agent nor any other Lender has a fiduciary relationship to Lenders under the Credit Documents.

(c)     Validity. Agent shall not be responsible to any Lender or any future holder of any interest in the Loans and Indebtedness (a) for the legality, validity, enforceability or effectiveness of this Agreement or any other Credit Document, (b) for any recitals, reports, representations, warranties or statements contained in or made in connection with this Agreement or any other Credit Document, (c) for the existence or value of any assets included in any security for the Loans and Indebtedness, (d) for the effectiveness of any Lien purported to be included in the Collateral, (e) for the specification or failure to specify any particular assets to be included in the Collateral, or (f) unless Agent shall have failed to comply with Section 9.8(a), for the perfection of the security interests in the Collateral.

(d)     Compliance. Agent shall not be obligated to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Credit Document; and in connection with any extension of credit under this Agreement or any other Credit Document, Agent shall be fully protected in relying on certificates of Borrower as to the fulfillment by Borrower of any conditions to such extension of credit.

(e)     Employment by Agent of Counsel. Agent may execute any of its duties under this Agreement or any other Credit Document by or through employees, agents and attorneys in fact and shall not be responsible to any of Lenders or Borrower for the default or misconduct of Agent or attorney in fact selected thereby acting in good faith except for gross negligence or willful misconduct. Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder or under any other Credit Document.

(f)     Reliance on Documents and Counsel. Agent shall be entitled to rely, and shall be fully protected in relying, upon any affidavit, certificate, cablegram, consent, instrument, letter, notice, order, document, statement, telecopy, telegram, telex or teletype message or writing reasonably believed in good faith by Agent to be genuine and correct and to have been signed, sent or made by the Person in question, including any telephonic or oral statement made by such Person, and, with respect to legal matters, upon an opinion or the advice of counsel selected by Agent.

(g)     Reimbursement. Each of Lenders severally agrees to reimburse Agent, in the amount of such Lender's Percentage Interest, for any reasonable expenses not reimbursed by Borrower (without limiting the obligation of Borrower to make such reimbursement): (a) for which Agent is entitled to reimbursement by Borrower under this Agreement or any other Credit Document, and (b) after the occurrence of a Default, or an Event of Default, for any other reasonable expenses incurred by Agent on Lenders' behalf in connection with the enforcement of Lenders' rights under this Agreement or any other Credit Document.

9.9     Rights as a Lender. With respect to any Loan(s) or advance(s) extended by Lenders hereunder, Agent shall have the same rights, obligations and powers hereunder as any other Lender and may exercise such rights and powers as though Agent were not Agent, and unless the context otherwise specifies, Agent shall be treated in its individual capacity as though it were not Agent hereunder. Without limiting the generality of the foregoing, except to the extent specifically provided herein to the contrary, the Percentage Interest of Lenders serving in the capacity as an Agent shall be included in any computations of Percentage Interests. Agent may accept deposits from, lend money to, act as trustee for and generally engage in any kind of banking or trust business with Borrower or any of Borrower's Subsidiaries, and any Person who may do business with or own an equity interest in Borrower or any of its Subsidiaries, all as if Agent were not Agent and without any duty to account therefor to the other Lenders.

9.10     Independent Credit Decision. Each of Lenders acknowledges that it has independently and without reliance upon Agent, based on the financial statements and other documents referred to in Section 3.5, on the other representations and warranties contained herein and on such other information with respect to Borrower and its Subsidiaries as such Lender deemed appropriate, made such Lender's own credit analysis and decision to enter into this Agreement and to make the extensions of credit provided for hereunder. Each Lender represents to Agent that such Lender will continue to make its own independent credit and other decisions in taking or not taking action under this Agreement or any other Credit Document. Each Lender expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents or attorneys-in-fact has made any representations or warranties to such Lender, and no act by Agent taken under this Agreement or any other Credit Document, including any review of the affairs of Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by Agent. Except for notices, reports and other documents expressly required to be furnished to each Lender by Agent under this Agreement or any other Credit Document, Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition, financial or otherwise, or creditworthiness of Borrower or any Subsidiary which may come into the possession of Agent or any of its officers, directors, employees, agents or attorneys in fact.

9.11     Indemnification. The holders of the Indebtedness shall indemnify Agent and its officers, directors, employees (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), pro rata in accordance with their respective Percentage Interests, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against Agent or such Persons relating to or arising out of this Agreement, any other Credit Document, the transactions contemplated hereby or thereby, or any action taken or omitted by Agent in connection with any of the foregoing; provided, however, that the foregoing shall not extend to the loss of principal or interest on the loan advances evidenced by the Notes (of such Agent(s) as one of Lenders) or to actions or omissions which are taken by Agent or such Persons in bad faith, with gross negligence or willful misconduct.

ARTICLE X

ASSIGNMENT/PARTICIPATIONS

10.1     Successors and Assigns; Lender Assignment and Participations. Any reference in this Agreement to any party hereto shall be deemed to include the successors and assigns of such party, and all covenants and agreements by or on behalf of Borrower, Agent or Lenders that are contained in this Agreement or any other Credit Documents shall bind and inure to the benefit of their respective successors and assigns; provided, however, that (a) Borrower may not assign its rights or obligations under this Agreement without the prior written consent of Lenders, and (b) Lenders shall be not entitled to assign their respective Percentage Interests in the Loans or other Indebtedness evidenced by the Notes hereunder except as set forth below in Section 10.2.

10.2     Assignments By Lenders.

(a)     Assignees and Assignment Procedures. Each Lender may (i) without the consent of Agent or Borrower if the proposed assignee is already a Lender hereunder or a wholly owned Subsidiary of the same corporate parent of which the assigning Lender is a Subsidiary, or (ii) otherwise with the prior written consent of Agent and (so long as no Default or Event of Default exists) Borrower (which such consents shall not be unreasonably withheld, delayed or conditioned and shall be deemed granted if Borrower fails to object to such assignment within ten (10) days after notice thereof), in compliance with applicable Laws in connection with such assignment, assign to one or more commercial lenders or other financial institutions (each, an "Assignee") all or a portion of its interests, rights and obligations under this Agreement and the other Credit Documents, including all or a portion, which need not be pro rata among the Loans and the Letters of Credit, of its Commitment, the portion of the Loans and Letters of Credit at the time owing to it and the Notes held by it, but excluding its rights and obligations as Agent; provided, however, that:

(i)     the aggregate amount of the Commitments of the assigning Lender subject to each such assignment to any Assignee other than another Lender (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be not less than $5,000,000 and in increments of $500,000 in excess thereof; and

(ii)     the parties to each such assignment shall execute and deliver to Agent an Assignment and Acceptance (the "Assignment and Acceptance") in the form satisfactory to Agent, together with the Notes subject to such assignment.

Notwithstanding anything in this Agreement to the contrary, in no event may Borrower or any of its respective affiliates (each a "Restricted Person") constitute or become a Lender hereunder, and any purported or attempted assignment made in violation of the preceding sentence to any Restricted Person shall automatically be null and void and without legal effect.

Upon acceptance and recording pursuant to Section 10.2(d), (which acceptance and recording shall be deemed to occur in any event three (3) Business Days following satisfaction of all other requirements hereunder) from and after the effective date specified in each Assignment and Acceptance (which effective date shall be at least three (3) Business Days after the execution thereof unless waived in writing by Agent): (x) the Assignee shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement; and (y) the assigning Lender shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to any interest and fees accrued for its account hereunder and not yet paid).

(b)     Terms of Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Lender and Assignee shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

(i)     Other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto.

(ii)     Such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower and its Subsidiaries or the performance or observance by Borrower or any of its Subsidiaries of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto.

(iii)     Such Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent quarterly or annual financial statements delivered pursuant hereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance.

(iv)     Such Assignee will independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

(v)     Such Assignee appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

(vi)     Such Assignee agrees that it will perform in accordance with the terms of this Agreement all the obligations which are to be performed by it as a Lender.

(c)     Register. Agent may maintain at its main Oklahoma City, Oklahoma banking office a register (the "Register") for the recordation of (a) the names and addresses of Lenders and the Assignees which assume rights and obligations pursuant to an assignment under Section 10.2(a), (b) the Percentage Interest of each such Lender as set forth in Section 9.1 and (c) the amount of the Loans and Letters of Credit owing to each Lender from time to time, provided, the failure to maintain such Register shall not affect or release Borrower from its obligations under this Agreement or the other Credit Documents. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is registered therein for all purposes as a party to this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)     Acceptance of Assignment and Assumption. Upon its receipt of a completed Assignment and Acceptance in the form of Exhibit F annexed hereto, executed by an assigning Lender and an Assignee, in exchange for the Revolver Note(s) subject to such assignment, together with the Revolver Note(s) subject to such assignment, Agent shall (a) accept such Assignment and Acceptance, (b) record the information contained therein in the Register and (c) give prompt notice thereof to Borrower. Within ten (10) days after receipt of notice, Borrower, at its own expense, shall execute and deliver to Agent, in exchange for the surrendered Revolver Note(s), a new Revolver Note(s) to the order of such Assignee in a principal amount equal to the applicable Commitment and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained Commitment and Loans, a new Note(s) to the order of such assigning Lender in a principal amount equal to the applicable Commitments and its Percentage Interest in the Loans retained by it. Such new Note(s) shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note(s), and shall be dated the date of the surrendered Note(s) which it or they replace. All such Note(s) so replaced shall be delivered by Agent to Borrower or, alternatively, at Agent's election, marked appropriately to evidence the replacement thereof by such replacement Note(s).

(e)     Federal Reserve Lender. Notwithstanding the foregoing provisions of this Article X, any Lender may at any time pledge or assign all or any portion of such Lender's rights under this Agreement and the other Credit Documents to a Federal Reserve Lender; provided, however, that no such pledge or assignment shall release such Lender from such Lender's obligations hereunder or under any other Credit Document.

(f)     Further Assurances. Borrower and its Subsidiaries shall sign such documents and take such other actions from time to time reasonably requested by an Assignee to enable it to share in the benefits of the rights created by the Credit Documents.

10.3     Credit Participants. Each Lender may, without the consent of Borrower or Agent, in compliance with applicable Laws in connection with such participation, sell to one or more commercial Lenders or other financial institutions (each a "Credit Participant") participations in all or a portion of its interests, rights and obligations under this Agreement and the other Credit Documents (including all or a portion of its Percentage Interest in the Commitments, the Loans owing to it and the Note(s) held by it); provided, however, that:

(a)     such Lender's obligations under this Agreement shall remain unchanged;

(b)     such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c)     the Credit Participant shall be entitled to the benefit of any cost protection provisions contained in this Credit Agreement, but shall not be entitled to receive any greater payment thereunder than the selling Lender would have been entitled to receive with respect to the interest so sold if such interest had not been sold; and

(d)     Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right as one of Lenders to vote with respect to the enforcement of the obligations of Borrower relating to the Loans and Letters of Credit and the approval of any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications, consents or waivers described in Section 9.6 as requiring the consent of each Lender).

Borrower agrees, to the fullest extent permitted by applicable Law, that any Credit Participant and any Lender purchasing a participation from another Lender pursuant to this Section 10.3 may exercise all rights of payment (including the right of set off), with respect to its participation as fully as if such Credit Participant or such Lender were the direct creditor of Borrower and a Lender hereunder in the amount of such participation. Upon receipt of notice of the address of each Credit Participant, Borrower shall thereafter supply such Credit Participants with the same information and reports communicated to Lenders. Borrower hereby acknowledges and agrees that Credit Participants shall be deemed a holder of the applicable Revolver Note(s) to the extent of their respective participation, and Borrower hereby waives its right, if any, to offset amounts owing to Borrower from Lenders against each Credit Participant's portion of the applicable Revolver Notes.

10.4     Additional Lenders/Increase in Commitments by Existing Lenders. This Agreement permits certain increases in an existing Lender's Commitment and the admission of new or additional Lenders ("Additional Lenders") subject to the limitations and conditions of Section 2.17 and the consent of Agent, Initial Lenders and Borrower, providing new or increased Commitments, none of which requires any consents or approvals from the other Lenders unless (i) the Revolver Commitment Amount (currently stipulated to be $60,000,000.00) is increased above the Maximum Revolver Commitment Amount (currently stipulated to be $100,000,000.00); provided, no Lender shall have any obligation to agree to any increase in such Lender's Commitment), or (ii) the economic terms associated with such increase in the Commitments vary from the economic terms set forth in this Agreement, in each of which such instances described in clauses (i) and (ii) above, each of Lenders must consent in writing. Any amendment hereto for such an addition of Additional Lenders shall be in the form attached hereto as Exhibit C and shall require (i) the written signatures of Agent, Borrower and each of the Lender(s) being added or increasing its or their Commitment(s) and (ii) payment by Borrower to Agent for the allocable benefit of the additional or increased Lender the Loan origination fee required by Section 2.8. In addition, within a reasonable time after the effective date of any increase, Agent shall, and is hereby authorized and directed to, revise and supplement Schedule 1 reflecting such increase and shall distribute such revised Schedule 1 to each of Lenders and Borrower, whereupon such revised and supplemented Schedule 1 shall replace the old Schedule 1 and become part of this Agreement. On the Business Day following any such increase, all outstanding Letter of Credit exposure and Revolver Loans shall be reallocated among Lenders (including any Additional Lender(s)) in accordance with Lenders' respective revised Percentage Interests, and all breakage funding losses of each Lender not so increasing its Revolver Commitment shall be promptly paid by Borrower upon receipt of notice from each such Lender containing a reasonably detailed calculation of the amount thereof.

ARTICLE XI

MISCELLANEOUS

11.1     Notices. Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be either hand-delivered (by reputable courier or otherwise) or mailed by certified mail, postage prepaid, to the respective addresses specified below, or, as to any party, to such other address as may be designated by it in written notice to the other parties:

If to Borrowers:

Energy Resources 12, L.P. c/o Energy Resources 12 GP, LLC

Energy Resources 12 Operating Company, LLC

5815 N. Western Ave.

Oklahoma City, OK 73118

Attn: Anthony F. Keating, III (Manager, Energy 11 Management, LLC)

and

Energy Resources 12, L.P. c/o Energy Resources 12 GP, LLC

Energy Resources 12 Operating Company, LLC

814 E. Main Street

Richmond, Virginia 23219

Attn: David McKenney, Chief Financial Officer

If to the Agent:	Simmons Bank 6301 Waterford Blvd., Suite 101 Oklahoma City, Oklahoma 73118 Attn: Chris Mostek, Senior Vice President

All notices forwarded or submitted hereunder will be effective when hand-delivered (via reputable courier system or otherwise by personal delivery) to the applicable notice address set forth above or when mailed by certified mail, postage prepaid, addressed as aforesaid, three (3) days thereafter.

11.2     Place of Payment. All sums payable hereunder shall be paid in immediately available funds to the Agent, at its principal banking offices in Oklahoma City, Oklahoma, or at such other place as the Agent shall notify Borrowers in writing. If any interest, principal or other payment falls due on a date other than a Business Day, then (unless otherwise provided herein)

such due date shall be extended to the next succeeding Business Day, and such extension of time will in such case be included in computing interest, if any, in connection with such payment.

11.3     Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and the delivery of Loan Documents. All statements contained in any certificate or other instrument delivered by Borrowers hereunder shall be deemed to constitute representations and warranties by Borrowers.

11.4     Parties in Interest. All covenants, agreements and obligations contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that Borrowers may not assign its rights or obligations hereunder without the prior written consent of the Agent.

11.5     Governing Law and Jurisdiction. This Agreement, the Revolver Notes, the Security Instruments and all other Loan Documents (except any future ISDA Agreement and any future Intercreditor Agreement that may be hereafter entered into from time to time) shall be deemed to have been made or incurred under the Laws of the State of Oklahoma and shall be construed and enforced in accordance with and governed by the Laws of Oklahoma.

11.6     SUBMISSION TO JURISDICTION. BORROWERS HEREBY CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN OKLAHOMA COUNTY, OKLAHOMA AND WAIVE ANY OBJECTION WHICH BORROWERS MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THEM, AND CONSENT THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO THEM AT THE ADDRESSES SET FORTH IN SUBSECTION 9.1 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) BUSINESS DAYS AFTER MAILED OR DELIVERED BY MESSENGER.

11.7     Highest Lawful Rate. It is the intention of the parties hereto that Lenders shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to the Lenders under laws applicable to it (including the laws of the United States of America and the State of Oklahoma or any other jurisdiction whose laws may be mandatorily applicable to the Lenders notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Revolver Note or any ISDA Agreement, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to the Lenders that is contracted for, taken, reserved, charged or received by the Lenders under any of the Loan Documents or agreements or otherwise in connection with the Revolver Notes or any ISDA Agreement shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by the Lenders on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by the Lenders to Borrowers); and (ii) in the event that the maturity of the

Revolver Notes or any ISDA Agreement is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Lenders may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by the Lenders as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Bank on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by the Bank to Borrowers). All sums paid or agreed to be paid to the Agent or Lenders for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Lenders, be amortized, prorated, allocated and spread throughout the full term of the Revolver Loans evidenced by the Revolver Note or any ISDA Agreement until payment in full so that the rate or amount of interest on account of any Revolver Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to the Lenders on any date shall be computed at the Highest Lawful Rate applicable to the Lenders pursuant to this Section 11.7 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Lenders would be less than the amount of interest payable to the Lenders computed at the Highest Lawful Rate applicable to the Lenders, then the amount of interest payable to the Lenders in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Lenders until the total amount of interest payable to the Lenders shall equal the total amount of interest which would have been payable to the Lenders if the total amount of interest had been computed without giving effect to this Section 11.7.

11.8     No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising, on the part of the Agent, any right, power or privilege hereunder or under any other Loan Document or applicable Law shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege of the Agent. The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies provided by any other instrument or by law. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by the parties. No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances.

11.9     Costs. Borrowers agree to pay to the Agent on demand all reasonable and documented costs, fees and expenses (including without limitation reasonable attorneys' fees and legal expenses) incurred or accrued by the Agent in connection with the negotiation, preparation, execution, delivery, filing, recording and administration of this Agreement, the Security Instruments and the other Loan Documents, or any waiver, consent or modification thereto or thereof, or any enforcement thereof. Borrowers further agree that all such fees and expenses shall be paid regardless of whether or not the transactions provided for in this Agreement are eventually closed and regardless of whether or not any or all sums evidenced by the Revolver Notes are advanced to Borrowers by the Lender. Upon Borrowers' failure to pay all such costs and expenses within ten (10) days of the Lender's submission of invoices therefore, the Agent shall pay such costs and expenses by debit to the general account of Borrowers without further notice to Borrowers.

11.10      Participation. Borrowers recognize and acknowledge that the Lenders may sell participating interests in the Revolver Loans to one or more financial institutions (the "Participants"). Upon receipt of notice of the identity and address of each such Participant, Borrowers shall thereafter supply such Participant with the same information and reports communicated to the Lender, whether written or oral. Borrowers hereby acknowledge that each Participant shall be deemed a holder of the Revolver Note to the extent of its participation, and Borrowers hereby waive their respective rights, if any, to offset amounts owing to the Lender from Borrowers against any Participant's portion of such Revolver Note.

11.11      WAIVER OF JURY. BORROWERS, AGENT AND LENDERS (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN BORROWERS, AGENT AND LENDERS ARISING OUR OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE REVOLVER NOTES OR THE OTHER LOAN DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO PROVIDE THE FINANCING CONTEMPLATED HEREBY AND EVIDENCED BY THE REVOLVER NOTES.

11.12     Payments Set Aside. To the extent that any payment by or on behalf of Borrowers is made to the Agent or the Agent exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or other debtor relief law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

11.13     Full Agreement. This Agreement and the other Loan Documents contain the full agreement of the parties and supersede all negotiations and agreements prior to the date hereof.

11.14     Headings. The article and section headings of this Agreement are for convenience of reference only and shall not constitute a part of the text hereof nor alter or otherwise affect the meaning hereof.

11.15     Severability. The unenforceability or invalidity as determined by a Tribunal of competent jurisdiction, of any provision or provisions of this Agreement shall not render unenforceable or invalid any other provision or provisions hereof.

11.16     Exceptions to Covenants. Borrowers shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

11.17.     WAIVER OF SPECIAL DAMAGES BORROWERS WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT SUCH BORROWER

MAY HAVE TO CLAIM OR RECOVER FROM THE AGENT AND/OR THE LENDERS IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.18     Conflict with Security Instruments. To the extent the terms and provisions of any of the Security Instruments are in conflict with the terms and provisions hereof, this Agreement shall be deemed controlling. Reference is made to any Intercreditor Agreement entered into on or after the date hereof as contemplated by this Agreement and notwithstanding any other agreement, each of Borrowers and the Agent and the Lenders (a) acknowledge that it has received a copy of such Intercreditor Agreement, (b) consents to the priority of payments and of Liens provided for in any such Intercreditor Agreement, and (c) agrees that it will be bound by and will take no actions contrary to the provisions of any such Intercreditor Agreement.

11.19     Exculpation Provisions. Each of Borrowers specifically agree that it has a duty to read this Agreement and the Security Instruments and agrees that it is charged with notice and knowledge of the terms of this Agreement and the Security Instruments; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the Security Instruments; and has received the advice of its attorney in entering into this Agreement and the Security Instruments; and that it recognizes that certain of the terms of this Agreement and the Security Instruments result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Borrowers agree and covenant that they will not contest the validity or enforceability of any exculpatory provision of this Agreement and the Security Instruments on the basis that the party had no notice or knowledge of such provision or that the provision is not "conspicuous."

11.20     US PATRIOT Act Notice. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrowers: the Lenders hereby notify Borrowers that they are required to obtain, verify and record information that identifies Borrowers, including each of Borrowers' name, residential address, tax identification number, and other information that will allow the Lenders to identify Borrowers. The Lenders may also ask to see Borrowers' legal organizational documents or other identifying documents. The Lenders will verify and record the information the Lenders obtain from Borrowers pursuant to the USA PATRIOT Act, and will maintain and retain that record in accordance with the regulations promulgated under the USA PATRIOT Act.

11.21     Indemnification.

(a)     Indemnification. Borrowers agree to indemnify and hold harmless the Agent, Lenders and Letter of Credit Issuer and its officers, directors, trustees, employees, agents, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys' fees, disbursements and other charges) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of any investigation, litigation, or proceeding (regardless of whether such Indemnified Party is a party thereto or preparation of defense in connection therewith) the Loan Documents or any of the transactions contemplated herein or in any of the Loan Documents or the actual or proposed use of the proceeds of the Revolver Loans or the letters of credit issued hereunder, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.11 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Borrowers or any Subsidiary thereof, their respective directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Borrowers agree not to assert, and hereby waive, any claim against the Agent, the Lenders and the Letter of Credit Issuer or any of their respective directors, officers, employees, attorneys, agents, and advisors, on any theory of liability, for, direct or indirect, special, incidental, consequential, exemplary or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Revolver Loans or the letters of credit issued hereunder.

(b)     Survival. Without prejudice to the survival of any other agreement of Borrowers hereunder, the agreements and obligations of Borrowers contained in this Section 9.11 shall survive the repayment of the Revolver Loans, the other Indebtedness and other obligations under the Loan Documents and the termination of the Revolver Commitment hereunder.

11.22     Recovery of Additional Costs. If any Change in Law (defined below) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Lenders), reserve requirements, deposit requirements, capital adequacy requirements, Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums or assessments, or other obligations which would (A) increase the cost to the Lenders for extending, maintaining or funding the Revolver Commitment, (B) reduce the amounts payable to the Lender under the Revolver Commitment, or (C) reduce the rate of return on the Lender's capital as a consequence of the Lender's obligations with respect to the Revolver Commitment, then Borrowers agree to pay the Lender such additional amounts as will compensate the Lender therefor, within five (5) days after the Lender's written demand for such payment. The Lender's demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrowers, which explanation and calculations shall be conclusive in the absence of manifest error. "Change in Law" means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any court or administrative or governmental authority of any law, rule, regulation or treaty, or (c) the making or issuance by any court or administrative or governmental authority of any request, rule, policy, guideline or directive, whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Lenders for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the US or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

11.23     Government Regulation. Borrowers shall not (1) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lenders from making any loan advance or extension of credit to Borrowers or from otherwise conducting business with Borrowers, or (2) fail to provide documentary and other evidence of Borrowers' identity as may be requested by Lenders at any time to enable Lenders to verify Borrowers' identity or to comply with any applicable law or regulation, including without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

11.24     Assignability. Borrowers agree that the Lenders, subject to existing agreements between and/or among the Lenders and Borrowers and any applicable confidentiality agreements, may provide any information or knowledge that Lenders may have about Borrowers or about any matter relating to this Loan Agreement or the other Loan Documents to any one or more purchasers or potential purchasers of the Lender's interest in this Loan Agreement or any other Loan Document. Borrowers agree that the Lenders may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in this Loan Agreement or any other Loan Document to one or more purchasers whether or not related to the Lenders.

11.25     Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

11.26     Confidentiality. In the event that one or both Borrowers provide to the Agent or Lenders written confidential information belonging to such Borrower, the Agent and Lenders shall thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information, but in no event less than a commercially reasonable standard of care. This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without the Agent and Lenders breaching their obligation of confidence to Borrowers, (iii) are previously known by the Lenders from some source other than Borrowers, (iv) are hereafter developed by the Lenders without using Borrowers' information, (v) are hereafter obtained by or available to the Agent and Lenders from a third party who owes no obligation of confidence to Borrowers with respect to such information or through any other means other than through disclosure by Borrowers, (vi) are disclosed with Borrowers' written consent, (vii) must be disclosed either pursuant to any Governmental Requirement or to Persons regulating the activities of the Lenders, or (viii) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding. Further, Agent or Lenders may disclose any such information to any assignee or participant, any independent petroleum engineers or consultants, any independent certified public accountants, any legal counsel employed by such Person in connection with this Agreement or any other Loan Document or Security Instrument, including without limitation, the enforcement or exercise of all rights and remedies thereunder, or any assignee or participant (including prospective assignees and participants) in the Revolver Loans; provided, however, that the Agent and Lenders shall receive a confidentiality agreement from the Person to whom such information is disclosed such that said Person shall have the same obligation to maintain the confidentiality of such information as is imposed upon the Agent and Lenders hereunder. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease five (5) years from the date the information was furnished. Each Borrower expressly waives any and all other rights it may have to confidentiality as against the Agent or Lenders arising by contract, agreement, statute or law except as expressly stated in this Section 11.26.

11.27     Common Enterprise. The successful operation and condition of each Borrower and its direct and indirect Subsidiaries is dependent on the continued successful performance of the functions of the group of each Borrower and its direct and indirect Subsidiaries as a whole. Each Borrower expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of its direct and indirect Subsidiaries and (ii) the credit extended by the Lenders to the Borrower hereunder. Each Borrower has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Borrower is within its purpose, will be of direct and indirect benefit to such Borrower, and is in each Borrower's best financial, economic and business interest.

11.28     Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against the Borrowers, or otherwise, receives payment of the Indebtedness held by Indebtedness held by that Lender(s), then: (a) the Lender(s) exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall notify the Agent and thereafter shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Indebtedness held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Indebtedness held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Indebtedness ratably in accordance with each Lender's share of the Indebtedness immediately prior to, and without taking into account, the payment; provided, that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lenders by the Borrowers or any Person claiming through or succeeding to the rights of the Borrowers, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery. Each Lender that purchases a participation in the Indebtedness pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Indebtedness purchased to the same extent as though the purchasing Lender were the original owner of the Indebtedness purchased. The Borrowers expressly consent to the foregoing arrangements and agrees that any Lender holding a participation in an Indebtedness so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if such Lender were the original owner of the Indebtedness purchased.

11.29     Relationship of Parties. The relationship between the Borrowers, on the one hand, and the Lenders and the Agent, on the other, is, and at all times shall remain, solely that of borrowers and lenders. None of the Lenders or the Agent shall under any circumstances be construed to be partners or joint venturers of the Borrowers or any of their Affiliates; nor shall the Lenders nor the Agent under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrowers or any of their Affiliates, or to owe any fiduciary duty to the Borrowers or any of their Affiliates. The Lenders and the Agent do not undertake or assume any responsibility or duty to the Borrowers or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrowers or any of their Affiliates of any matter in connection with its or their Property, any security held by the Agent or any Lender or the operations of the Borrowers or any of their Affiliates. The Borrowers and each of their Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender or the Agent in connection with such matters is solely for the protection of the Lenders and the Agent and neither the Borrowers nor any of their Affiliates is entitled to rely thereon. Without limiting the generality of the foregoing, the Borrowers expressly acknowledge they have, independently and without reliance upon any advice, recommendation or information from the Agent or any Lender or any of their Affiliates or related parties, made its own decision to acquire the Mortgaged Property, and to obtain the Revolver Loans under the terms and conditions of this Agreement.

11.30     Commercial Transaction. The Borrowers represent, warrant and acknowledge that the transaction of which this Agreement is a part is a commercial transaction and not a consumer transaction. Monies now or in the future to be advanced to or on behalf of the Borrowers are not and will not be used for personal, family or household purposes.

11.31     Independent Covenants. Each covenant in Article VI is independent of the other covenants in such Article VI; the breach of any such covenant shall not be excused by the fact that the circumstances underlying such breach would be permitted by another such covenant.

11.32     Non-Solicitation. The Lenders (other than Simmons Bank) agree that during the term of this Agreement, as extended, renewed or otherwise continued from time to time, and for a period of one (1) year thereafter, none of the non-Agent Lenders will, without the prior written consent of Agent: (i) directly or indirectly induce or attempt to induce Borrowers to terminate its banking relationship with Agent or cease from doing business with Agent, (iii) directly or indirectly solicit deposits, loans or any other banking or trust business from Borrowers or any of the Guarantors, if any, or (iv) in any way directly or indirectly interfere with the banking relationship between Borrowers with the Agent. The non-Agent Lenders agree that the foregoing covenants are reasonable in duration, geographical area and scope and acknowledge that Agent has an established banking relationship with the Borrowers.

11.33     Simmons Bank in Multiple Capacities. Notwithstanding anything to the contrary, the parties hereto understand and agree that Simmons Bank is acting in various capacities under this Agreement and the other Credit Documents and therefore shall be permitted to fulfill its roles and manage its various duties hereunder in such manner as Simmons Bank sees fit and, for the avoidance of doubt, in lieu of sending notices to itself when acting in different capacities Simmons

Bank may keep internal records regarding all such communications, notices and actions related to this Agreement and the other Credit Documents in accordance with its past practice.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Revolver Loan Agreement to be duly executed by each Borrower and delivered to the Administrative Agent and the Lenders in Oklahoma City, Oklahoma, effective as of the day and year first above written.

BORROWERS:

ENERGY RESOURCES 12, L.P.,
a Delaware limited partnership

By: Energy Resources 12 GP, LLC, a Delaware limited liability company, its general partner

By: /s/ David S. McKenney

David S. McKenney, Chief Financial Officer

ENERGY RESOURCES 12 OPERATING COMPANY, LLC, Delaware limited liability company

By: /s/ David S. McKenney

David S. McKenney, Chief Financial Officer

Revolver Loan Agreement Signature Page

LENDERS:	SIMMONS BANK, a division of Simmons Bank By: /s/ Chris Mostek Chris Mostek, Senior Vice President (Lender, Letter of Credit Issuer and Administrative Agent)

Revolver Loan Agreement Signature Page

ARVEST BANK By: /s/ S. Matt Condry S. Matt Condry Vice President – Commercial Banking 502 South Main Street Tulsa, Oklahoma 74103 (Lender)

Revolver Loan Agreement Signature Page

SCHEDULE I
Lender Commitments

Lender	Percentage Interest	Revolver Commitment Amount
Simmons Bank	66.6667.0%	$40,000,000.00
Arvest Bank	33.3333%	$20,000,000.00

SCHEDULE I

LIST OF EXhibits

EXHIBITS

     Exhibit A     -     Revolver Loan Request (§ 2.7(b)(iii))

     Exhibit B     -     Compliance Certificate (§ 6.6(a)(ii))

     Exhibit C     -     Other Obligations (§ 6.17), Liabilities (§ 6.19)

     Exhibit D     -     Pending Litigation (§ 7.2)

     Exhibit E     -     Take or Pay Disputes (§ 7.19)

     Exhibit F     -     Assignment and Acceptance (§ 10.2(d))

LIST OF EXHIBITS

EXHIBIT A

REVOLVER LOAN REQUEST

Simmons Bank, Agent for Lenders

6301 Waterford Blvd., Suite 101

Oklahoma City, Oklahoma 73118

Attn: Chris Mostek, Senior Vice President

Ladies/Gentlemen:

Pursuant to the provisions of the Revolver Loan Agreement dated effective as of August 31, 2018, as it may be amended from time to time (referred to as the "Loan Agreement"), between ENERGY RESOURCES 12, L.P., a Delaware limited partnership, and Energy Resources 12 Operating Company, LLC, a Delaware limited liability company (collectively, "Borrowers"), and you, Borrowers hereby (i) confirm and ratify your continuing, first and prior security interest in and to all of the Collateral (including proceeds thereof) described or referred to in the Loan Agreement or in the Security Instruments described therein; (ii) apply to you for the Revolver Loans under the Revolver Notes in the amount shown on Line 5 below; (iii) certify that no Event of Default or Default under the Loan Agreement has occurred and is continuing as of the date hereof or exists or would continue to exist but for the lapse of time or giving of notice, or both; (iv) represent and warrant to you that the representations, covenants and warranties set forth or referred to in the Loan Agreement are true and correct on and as of this date, except to the extent related to a specific other date; and (v) certify to you the accuracy of the following information:

1.     Revolver Commitment Amount pursuant to Loan Agreement                    [$60,000,000.00]

2.     Current Outstanding Principal Balance under the Revolver Notes               $___________

3.     Unfunded Aggregate Amount of Unexpired Letters of Credit                     $___________

4.     Amount Available under Revolver Loan (Line 1 minus sum of Line 2 plus Line 3 but in no event in excess of the sum of the
     Collateral Borrowing Base)                                                                            $____________

5.     Revolver Loan Advance requested (not to exceed amount of Line 4)
     under Revolver Notes                                                                                      ($__________)

Proposed date for Revolver Loan Advance: ___________________

     Type of Revolver Loan Advance (Base Rate or LIBOR)

LIBOR RATE LOAN DATA (if applicable)

Dollar Amount Requested           $

Requested Funding Date             ____________

Length of Interest Period: (select only one)	30 day 60 day 90 day

EXHIBIT A-1

LIBOR Rate Loan continuation for LIBOR Rate Loans maturing on ____________

(a)     Aggregate amount to be continued as LIBOR Rate Loan is $________;

(b)     Aggregate amount, if applicable, to be converted to Base Rate Loan is $___________;

(c)     Length of Interest Period for continued LIBOR Rate Loan is ________.

IN WITNESS WHEREOF, the undersigned have hereunto set their hand to this Revolver Loan Request this ______ day of _______________, ______.

ENERGY RESOURCES 12, L.P., a Delaware limited partnership

By: Energy Resources 12 GP, LLC, a Delaware limited liability company, its general partner

     By:     _____________________________

________________________(name)

_________________________(title)

ENERGY RESOURCES 12 OPERATING COMPANY, LLC, a Delaware limited liability company

By: _____________________________

Name: __________________________

Title: ___________________________

"BORROWERS"

EXHIBIT A-2

EXHIBIT B

(quarterly compliance certificate)

Quarterly Compliance Certificate

(§6.6(a)(ii))

Pursuant to the Revolver Loan Agreement dated effective as of August 31, 2018 (as the same may at any time hereafter be amended, supplemented or modified and in effect being herein collectively called the "Loan Agreement"), between Energy Resources 12, L.P., a Delaware limited partnership, and Energy Resources 12 Operating Company, LLC, a Delaware limited liability company (collectively, "Borrowers"), and Simmons Bank, as Agent for the Lenders ("Agent"), Borrowers have reviewed their respective activities for the fiscal quarter ended on _______________, 201_, (the "Compliance Date"), and hereby represent and warrant to Agent that the information set forth below is true and correct as of the Compliance Date (capitalized terms not otherwise defined herein shall have the meanings assigned in the Loan Agreement):

1.     Financial Covenants.                             Required                Actual

Section 6.30 – Leverage Ratio (maximum)               3.50 to 1.0          ____ to 1.00

Section 6.31 – Current Ratio (minimum)                 1.00 to 1.00          ____ to 1.00

2.     Borrowers hereby certify to Agent that as of the Compliance Date:

☐     Schedule 1 attached to this Compliance Certificate sets forth a true and complete list of all existing ISDA Agreements and Hedge Transactions of Borrowers (or either of them), the material terms thereof (including the type, term, effective date, termination date, and notional volumes and prices), the net mark-to-market value thereof, all credit support agreements relating thereof (including any margin required or supplied), and the counter-party to each such Hedge Transactions.

☐     As of the Compliance Date, Borrowers have no outstanding Hedge Transactions with any parties.

☐     As of the Compliance Date, Borrowers (or either of them) have entered into no existing ISDA Agreements with any parties.

3.     The undersigned company representative hereby certifies to Agent that:

(i)      the financial statements delivered with this certificate in accordance with the Loan Agreement fairly present in all material respects the results of operations and financial condition of Borrowers as of the dates and the accounting period covered by such financial statements;

EXHIBIT B-1

(ii)     I have reviewed the terms of the Loan Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrowers during the accounting period covered by such financial statements;

(iii)     such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default or an event that would, with the lapse of time or giving of notice, or both, be an Event of Default;

(iv)     Borrowers are in compliance with the covenants contained in Article VI of the Loan Agreement, as demonstrated by the calculation of such covenants above;

(v)     The Revolver Notes and the Loan Agreement are acknowledged, ratified, confirmed, and agreed by Borrowers to be valid, subsisting, and binding obligations; and

(vi)     Borrowers agree that there is no right to set off or defense to payment of the Revolver Notes or any other Indebtedness.

     This Quarterly Compliance Certificate is dated as of                , 20__.

ENERGY RESOURCES 12, L.P., a Delaware limited partnership

By: Energy Resources 12 GP, LLC, a Delaware limited liability company, its general partner

     By:     _____________________________

________________________(name)

_________________________(title)

ENERGY RESOURCES 12 OPERATING COMPANY, LLC, a Delaware limited liability company

By: _____________________________

Name: __________________________

Title: ___________________________

"Borrowers"

EXHIBIT B-2

EXHIBIT C

(§ 6.17)

OTHER OBLIGATIONS

1.     $15,000,000 unsecured note indebtedness due to Bank of America ("BofA Note") with a final maturity date of April 15, 2019, governed by Loan Agreement dated January 16, 2018, as amended by Loan Agreement Amendment and Consent dated as of August 16, 2018. Borrower shall only pay interest on the BA note until such time as the unpaid and outstanding principal balance on the Revolver Notes plus Letter of Credit Exposure is less $40,000,000.

(§ 6.19)

LIABILITIES

None.

EXHIBIT C

EXHIBIT D

(§ 7.2)

PENDING LITIGATION

None.

EXHIBIT D

EXHIBIT E

(§ 7.19)

TAKE OR PAY DISPUTES

None.

EXHIBIT E

EXHIBIT F

(FORM OF ASSIGNMENT AGREEMENT)

ASSIGNMENT AGREEMENT ("Agreement") dated as of ________________, 200___ between _____________________________________________________ (the "Assignor") and __________________________ (the "Assignee").

RECITALS

A.     The Assignor is a party to the Revolver Loan Agreement dated effective as of August 31, 2018 (as amended, modified, supplemented and/or restated and in effect from time to time, the "Credit Agreement") between ENERGY RESOURCES L2, L.P., a Delaware limited partnership, and ENERGY RESOURCES 12 OPERATING, a Delaware limited liability company (the "Borrower"), each of the lenders that is or becomes a party thereto as provided in Section 10.2 of the Credit Agreement (individually, together with its successors and assigns, a "Lender", and collectively, together with their successors and assigns, the "Lenders"), and Simmons Bank, in its individual capacity, ("Simmons") and as agent for the Lenders (in such capacity, together with its successors in such capacity, the "Agent").

B.     The Assignor proposes to sell, assign and transfer to the Assignee, and the Assignee proposes to purchase and assume from the Assignor, a portion of the Assignor's Revolver Commitment, outstanding Loans and its Percentage Share of the outstanding Letter of Credit Exposure, all on the terms and conditions of this Agreement.

C.     In consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

1.1     Definitions. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

1.2     Other Definitions. As used herein, the following terms have the following respective meanings:

"Assigned Interest" shall mean all of Assignor's (in its capacity as a "Lender") rights and obligations under the Credit Agreement and the other Security Instruments in respect of the Revolver Commitment of the Assignor relating to the Assignor's Maximum Revolver Commitment Amount in the principal amount equal to $____________________ and the principal amount of the Loans outstanding thereunder, currently in the amount of $_________________ (the "Loan Balance"), plus the interest and fees which will accrue from and after the Assignment Date.

"Assignment Date" shall mean _____________________, 20___.

EXHIBIT F

Article II

Sale and Assignment

2.1     Sale and Assignment. On the terms and conditions set forth herein, effective on and as of the Assignment Date, the Assignor hereby sells, assigns and transfers to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, all of the right, title and interest of the Assignor in and to, and all of the obligations of the Assignor in respect of, the Assigned Interest. Such sale, assignment and transfer is without recourse and, except as expressly provided in this Agreement, without representation or warranty.

2.2     Assumption of Obligations. The Assignee agrees with the Assignor (for the express benefit of the Assignor and the Borrower) that the Assignee will, from and after the Assignment Date, perform all of the obligations of the Assignor in respect of the Assigned Interest. From and after the Assignment Date: (a) the Assignor shall be released from the Assignor's obligations in respect of the Assigned Interest, and (b) the Assignee shall be entitled to all of the Assignor's rights, powers and privileges under the Credit Agreement and the other Security Instruments in respect of the Assigned Interest.

2.3     Consent by Agent. By executing this Agreement as provided below, in accordance with Section 10.2(d) of the Credit Agreement, the Agent hereby acknowledges notice of the transactions contemplated by this Agreement and consents to such transactions.

Article III
Payments

3.1     Payments. As consideration for the sale, assignment and transfer contemplated by Section 2.1 hereof, the Assignee shall, on the Assignment Date, assume Assignor's obligations in respect of the Assigned Interest and pay to the Assignor an amount equal to the Loan Balance, if any. An amount equal to all accrued and unpaid interest and fees shall be paid to the Assignor as provided in Section 3.2 (iii) below. Except as otherwise provided in this Agreement, all payments hereunder shall be made in Dollars and in immediately available funds, without setoff, deduction or counterclaim.

3.2     Allocation of Payments. The Assignor and the Assignee agree that (i) the Assignor shall be entitled to any payments of principal with respect to the Assigned Interest made prior to the Assignment Date, together with any interest and fees with respect to the Assigned Interest accrued prior to the Assignment Date, (ii) the Assignee shall be entitled to any payments of principal with respect to the Assigned Interest made from and after the Assignment Date, together with any and all interest and fees with respect to the Assigned Interest accruing from and after the Assignment Date, and (iii) the Agent is authorized and instructed to allocate payments received by it for account of the Assignor and the Assignee as provided in the foregoing clauses. Each party hereto agrees that it will hold any interest, fees or other amounts that it may receive to which the other party hereto shall be entitled pursuant to the preceding sentence for account of such other party and pay, in like money and funds, any such amounts that it may receive to such other party promptly upon receipt.

EXHIBIT F

3.3     Delivery of Notes. Promptly following the receipt by the Assignor of the consideration required to be paid under Section 3.1 hereof, the Assignor shall, in the manner contemplated by Section 10.2(d) of the Credit Agreement, (i) deliver to the Agent (or its counsel) the Note held by the Assignor and (ii) notify the Agent to request that the Borrower execute and deliver new Note to the Assignor, if Assignor continues to be a Lender, and the Assignee, dated the date of this Agreement in principal amounts equal to the Revolver Commitment of the Assignor (if appropriate) and the Assignee after giving effect to the sale, assignment and transfer contemplated hereby.

3.4     Further Assurances. The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

Article IV
Conditions Precedent

4.1     Conditions Precedent. The effectiveness of the sale, assignment and transfer contemplated hereby is subject to the satisfaction of each of the following conditions precedent:

(a)     the execution and delivery of this Agreement by the Assignor and the Assignee;

(b)     the receipt by the Assignor of the payment required to be made by the Assignee under Section 3.1 hereof; and

(c)     the acknowledgment and consent by the Agent contemplated by Section 2.3 hereof.

Article V
Representations and Warranties

5.1     Representations and Warranties of the Assignor. The Assignor represents and warrants to the Assignee as follows:

(a)     it has all requisite power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;

(b)     the execution, delivery and compliance with the terms hereof by Assignor and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any Governmental Requirement applicable to it;

(c)     this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against it in accordance with its terms;

EXHIBIT F

(d)     all approvals and authorizations of, all filings with and all actions by any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained;

(e)     the Assignor has good title to, and is the sole legal and beneficial owner of, the Assigned Interest, free and clear of all Liens, claims, participations or other charges of any nature whatsoever; and

(f)     the transactions contemplated by this Agreement are commercial banking transactions entered into in the ordinary course of the banking business of the Assignor.

5.2     Disclaimer. Except as expressly provided in Section 5.1 hereof, the Assignor does not make any representation or warranty, nor shall it have any responsibility to the Assignee, with respect to the accuracy of any recitals, statements, representations or warranties contained in the Credit Agreement or in any certificate or other document referred to or provided for in, or received by any Lender under, the Credit Agreement, or for the value, validity, effectiveness, genuineness, execution, effectiveness, legality, enforceability or sufficiency of the Credit Agreement, the Notes or any other document referred to or provided for therein or for any failure by the Borrower or any other Person (other than Assignor) to perform any of its obligations thereunder prior or for the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower or the Subsidiaries or any other obligor or guarantor, or any other matter relating to the Credit Agreement or any other Security Instrument or any extension of credit thereunder.

5.3     Representations and Warranties of the Assignee. The Assignee represents and warrants to the Assignor as follows:

(a)     it has all requisite power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;

(b)     the execution, delivery and compliance with the terms hereof by Assignee and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any Governmental Requirement applicable to it;

(c)     this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against it in accordance with its terms;

(d)     all approvals and authorizations of, all filings with and all actions by any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained;

(e)     the Assignee has fully reviewed the terms of the Credit Agreement and the other Security Instruments and has independently and without reliance upon the Assignor, and based on such information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Agreement;

EXHIBIT F

(f)     the Assignee has contemporaneously herewith delivered to the Agent and the Borrower such certifications, if and to the extent applicable, as are required thereby to avoid the withholding taxes referred to in Section 4.6; and

(g)     the transactions contemplated by this Agreement are commercial banking transactions entered into in the ordinary course of the banking business of the Assignee.

Article VI
Miscellaneous

6.1     Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) to the intended recipient at its "Address for Notices" specified below its name on the signature pages hereof or, as to either party, at such other address as shall be designated by such party in a notice to the other party.

6.2     Amendment, Modification or Waiver. No provision of this Agreement may be amended, modified or waived except by an instrument in writing signed by the Assignor and the Assignee, and consented to by the Agent.

6.3     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The representations and warranties made herein by the Assignee are also made for the benefit of the Agent and the Borrower, and the Assignee agrees that the Agent and the Borrower are entitled to rely upon such representations and warranties.

6.4     Assignments. Neither party hereto may assign any of its rights or obligations hereunder except in accordance with the terms of the Credit Agreement.

6.5     Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

6.6     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be identical and all of which, taken together, shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

6.7     Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Oklahoma.

6.8     Expenses. Each party hereto shall bear its own expenses in connection with the execution, delivery and performance of this Agreement.

6.9     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

EXHIBIT F

RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first above written.

ASSIGNOR:

By:

Name:

Title:

Address for Notices:

EXHIBIT F

ASSIGNEE:

By:

Name:

Title:

Address for Notices:

Telecopier No.:

Telephone No.:

Attention:

ACKNOWLEDGED AND CONSENTED TO:

SIMMONS BANK,

as Agent

By:

Name:

EXHIBIT F